UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

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Aaron’s, Inc.
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400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339

March 29, 2018

To Our Fellow Shareholders:

It is our pleasure to invite you to attend the 2018 Annual Meeting of Shareholders of Aaron’s, Inc. to be held on Wednesday, May 9, 2018, at 9:15 a.m., local time, at the Georgian Club located at 100 Galleria Parkway SE, 17th Floor, Atlanta, Georgia 30339. The Annual Meeting will begin with a discussion of, and voting on, the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and will be followed by a report on Aaron’s financial performance and operations.

The Proxy Statement is critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of shareholders at the Annual Meeting, solicit your vote on those proposals, provide you with information about our board of directors and our executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as shareholders.

Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, as to how you would like to vote your shares on the proposals in the Proxy Statement. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, to your enclosed proxy card.

We look forward to seeing you at the Annual Meeting. On behalf of our management and directors, I want to thank you for your continued support of, and confidence in, Aaron’s.

Sincerely,

Ray M. Robinson	John W. Robinson III
Chairman of the Board	President and Chief Executive Officer

400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2018
The 2018 Annual Meeting of Shareholders of Aaron’s, Inc., which we refer to as “Aaron’s” or the “Company,” will be held on Wednesday, May 9, 2018, at 9:15 a.m., local time, at the Georgian Club located at 100 Galleria Parkway SE, 17th Floor, Atlanta, Georgia 30339, for the purpose of considering and voting on the following items:

1.	To elect nine directors to serve for a term expiring at the 2019 Annual Meeting of Shareholders.
2.	To vote on a non-binding, advisory resolution approving Aaron’s executive compensation.
3.	To approve the Aaron's, Inc. Employee Stock Purchase Plan.
4.	To ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2018.
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Information relating to these items is provided in the accompanying Proxy Statement.
Only shareholders of record, as shown on the stock transfer books of Aaron’s, on March 13, 2018 are entitled to notice of, or to vote at, the meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in “street name,” you must contact the firm that holds your shares for instructions on how to vote your shares.
If you were a shareholder of record on March 13, 2018, you are strongly encouraged to vote in one of the following ways whether or not you plan to attend the Annual Meeting: (1) by telephone; (2) via the Internet; or (3) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. Kamerschen
Executive Vice President, General Counsel,
Chief Administrative Officer & Corporate Secretary
Atlanta, Georgia
March 29, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 9, 2018.

We are pleased to announce that we are delivering your proxy materials for the 2018 Annual Meeting of Shareholders via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a notice to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This notice, which we refer to as our “Notice of Proxy Materials,” will be mailed to our shareholders on or about March 29, 2018.

Our Notice of Proxy Materials will instruct you on how you may vote your proxy via the Internet or by telephone, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice of Proxy Materials. Unless you request them, you will not receive printed proxy materials by mail.

The Proxy Statement and Annual Report are available free of charge on our website at http://www.aarons.com/proxy and
http://www.aarons.com/annualreport, respectively,
and at http://www.envisionreports.com/AAN

PROXY SUMMARY
This Proxy Statement is furnished in connection with the solicitation by the board of directors of Aaron’s, Inc., which we refer to as “we,” “our,” “us,” “Aaron’s” or the “Company,” of proxies for use at the 2018 Annual Meeting of Shareholders, including any adjournment or postponement thereof, which we refer to as the “Annual Meeting.” This summary highlights certain material information relating to the Annual Meeting contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire Proxy Statement carefully before voting. We anticipate that our Notice and Access Letter will first be mailed, and that this Proxy Statement and our 2017 Annual Report to Shareholders will first be made available to our shareholders, on or about March 29, 2018.
2018 Annual Meeting of Shareholders

Date and Time	May 9, 2018, at 9:15 a.m., local time
Place	The Georgian Club 100 Galleria Parkway SE, 17th Floor Atlanta, Georgia 30339
Record Date	March 13, 2018
Voting
Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

Admission	Attendance at the Annual Meeting will be limited to shareholders as of the record date or their authorized representatives.
Matters To Be Considered and Voting Recommendations

Proposal	Board Recommendation
Elect nine directors to serve for a term expiring at the 2019 Annual Meeting of Shareholders	“FOR” each director nominee
Vote on a non-binding advisory resolution approving Aaron’s executive compensation	“FOR”
Approve the Aaron's, Inc. Employee Stock Purchase Plan	“FOR”
Ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2018	“FOR”

See “Matters To Be Voted On” beginning on page 4 for more information.

Executive Compensation Matters
The Compensation Committee of our board of directors designed our executive compensation program to retain key executives and motivate them to foster a culture of engagement and performance. Our executive compensation program is also structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of corporate and personal performance objectives. We believe this design will enable us to meet the operational, financial and strategic objectives established by our board of directors. Each of our named executive officers identified in the “Compensation Discussion and Analysis” section of this proxy statement, which we refer to as our “named executive officers” or “NEOs,” generally has a greater portion of their total direct compensation that is variable and performance-based than do other employees. This is consistent with our philosophy that incentive compensation opportunities linked to performance -including financial, operating and stock price performance - should increase as overall responsibility increases.
Incentive compensation for 2017 performance reflects solid financial results. Despite the challenges faced by the traditional rent-to-own industry, the Compensation Committee was pleased with management’s achievements and our performance for the year ended December 31, 2017, particularly the following:

•
We reported record revenues of $3.4 billion in 2017, compared to $3.2 billion in 2016, driven by strong growth in our Progressive Leasing segment, partially offset by a decline in revenues in our Aaron's Business segment.

•
Progressive Leasing achieved record revenues of $1.6 billion, an increase of 26.6% over 2016. Progressive Leasing’s revenue growth is due to a 23.0% increase in active doors, which contributed to a 31.2% increase in total invoice volume.

•
Net earnings before income tax (benefit) expense increased to a record $239.6 million compared to $218.4 million in 2016, driven by Progressive Leasing, partially offset by declines from our Aaron's Business. We acquired the store operations of SEI/Aaron's, Inc. ("SEI"), the Company's largest franchisee, for approximately $140 million. The acquisition is benefiting our omnichannel platform through added scale, strengthening our presence in Northeast markets, and enhancing our ability to drive inventory supply-chain synergies between the Aaron's Business and Progressive Leasing in markets that SEI served.

•	We generated cash from operating activities of $159.1 million in 2017 and had $51.0 million in cash and $393.9 million available on our revolving credit facility as of December 31, 2017.

•	We returned $70.5 million to our shareholders through the repurchase of 2.0 million shares and the payment of our quarterly dividends, which we have paid for 30 consecutive years.

•
We continued optimizing our Aaron's store-based operations by implementing various cost efficiency and lease-margin-improvement initiatives, including optimizing merchandising and promotional strategies and continuing store consolidations.

•	We continued the development of management talent across our entire organization.

•	Our stock price increased 25% during the year, from January 3, 2017 to December 29, 2017.

•	We further improved the Company’s compliance programs and achieved important compliance objectives for the year.
Based on our 2017 performance, the Compensation Committee approved the following incentive awards for our named executive officers:

•
Messrs. John W. Robinson III and Steven A. Michaels earned annual cash incentive awards of 144% of target based on Company-wide financial performance and the achievement of compliance goals. Mr. Douglas A. Lindsay earned an annual cash incentive award of 149% of target based on Aaron’s Business results for financial performance and compliance-related goals. Messrs. Ryan K. Woodley and Curtis L. Doman earned annual cash incentive awards of 139% of target, based on Progressive’s results for financial performance and compliance-related goals.

•
Our named executive officers also earned awards under the performance share component that constitutes 50% of their annual grant values under our 2017 long-term incentive program. Messrs. Robinson and Michaels earned awards at 140% of target, based on the Company’s overall performance. Mr. Lindsay earned awards at 147% of target, based on the financial performance of our Aaron’s Business and the Company as a whole.  Messrs. Woodley and Doman earned awards at 166% of target based on the financial performance of Progressive and the Company as a whole. The value realized from these awards was greater than the corresponding grant date target values in light of the subsequent increase in our stock price. Further, for the stock options and time-based restricted stock awards that comprise the remainder of the annual grant for our named executive officers, our stock price increase resulted in year-end award values that were also greater than the grant date award values.

See “Compensation Discussion and Analysis” beginning on page 19 for more information.

MATTERS TO BE VOTED ON
Proposal 1-Election of Directors
Our board of directors recommends the election of the nominees listed below, each of whom will have a term of office expiring at our 2019 Annual Meeting of Shareholders. Each nominee elected to serve as a director will hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes as our board of directors recommends. In no event will the proxy be voted for more than nine nominees. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected.
The following table provides summary information about each nominee, all of whom currently serve on our board of directors. All of the nominees listed below have consented to serve as directors if elected.

Nominee	Age	Occupation	Independent	Joined Our Board
Kathy T. Betty	62	Former Owner Atlanta Dream (WNBA team)	Yes	August 2012
Douglas C. Curling	63	Managing Principal New Kent Capital LLC and New Kent Consulting LLC	Yes	January 2016
Cynthia N. Day	52	President and Chief Executive Officer Citizens Bancshares Corporation and Citizens Trust Bank	Yes	October 2011
Curtis L. Doman	45	Chief Product Officer Progressive	No	August 2015
Walter G. Ehmer	52	President and Chief Executive Officer Waffle House, Inc.	Yes	May 2016
Hubert L. Harris, Jr.	74	Former Chief Executive Officer Invesco North America	Yes	August 2012
John W. Robinson III	46	President and Chief Executive Officer Aaron’s, Inc.	No	November 2014
Ray M. Robinson	70	Former President for the Southern Region AT&T	Yes	November 2002
Robert H. Yanker	59	Director Emeritus McKinsey & Company	Yes	May 2016
Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our board of directors. Our board of directors can then choose to accept the resignation, reject it or take such other action that our board of directors deems appropriate.

Our board of directors recommends that you vote “FOR”
the election of each of the nominees above.

Proposal 2-Advisory Vote on Executive Compensation
We provide our shareholders with the annual opportunity to cast an advisory vote on the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Among other responsibilities, our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain key executives. The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.
To meet this objective, during 2017, the Compensation Committee’s deliberations regarding how much to pay our named executive officers included, among other performance metrics, (i) objective measurements of business performance, (ii) the accomplishment of strategic, financial and compliance objectives, (iii) the development of management talent, (iv) enhancement of shareholder value and (v) other matters relevant to both the short- and the long-term success of Aaron’s. Our focus on internal financial performance as measured in our annual incentive plans led to solid results for 2017, and we believe has positioned our operations well for the future. Our equity program serves to align the interests of our named executive officers with those of our shareholders.
We encourage our shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our compensation policies and programs support our compensation philosophy. Our board of directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.
Accordingly, we ask for shareholder approval of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”
This vote is advisory and therefore not binding on us, our board of directors or the Compensation Committee. At last year’s annual meeting of shareholders, over 98% of votes cast were in support of the compensation paid to our named executive officers. Our board of directors and the Compensation Committee value the opinions of our shareholders, and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.
Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our board of directors recommends that you vote “FOR”
the resolution approving our executive compensation.

Proposal 3-Approval of the Aaron’s, Inc. Employee Stock Purchase Plan
We are seeking your vote to approve the Aaron's, Inc. Employee Stock Purchase Plan, which we refer to as the “ESPP.” Upon the recommendation of the Compensation Committee, the ESPP was approved and adopted by our board of directors, and became effective, on March 2, 2018, subject to approval by shareholders at the Annual Meeting. If shareholders do not approve the ESPP, the ESPP will not become effective.
Summary of the Proposal
The primary purpose of the ESPP is to encourage ownership of our common stock by eligible employees of Aaron’s and certain Aaron’s subsidiaries which have been designated as eligible to participate in the ESPP. Specifically, the ESPP provides eligible employees of Aaron’s and certain Aaron’s subsidiaries an opportunity to use payroll deductions to purchase shares of our common stock on periodic purchase dates at a discount. The Compensation Committee believes that the ESPP is a valued benefit for our eligible employee base. We believe that allowing employees to purchase shares of our common stock through the ESPP motivates high levels of performance and provides an effective means of encouraging employee commitment to our success and recruiting new employees. We expect that employee participation in the ownership of the business through the ESPP will be to the mutual benefit of both our employees and Aaron’s.
Summary of Material Terms of the ESPP
The following summary of the ESPP is qualified in its entirety by the specific language of the ESPP, a copy of which is attached to this Proxy Statement as Appendix A.
General
The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The ESPP is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified under Section 401(a) of the Code.
Shares Available for Issuance under the ESPP
The maximum number of shares of our common stock authorized for sale under the ESPP is 200,000. The shares made available for sale under the ESPP may be authorized but unissued shares, treasury shares, reacquired shares reserved for issuance under the ESPP, or shares acquired on the open market.
Administration
The ESPP will be administered by the Compensation Committee, although the Compensation Committee may, where permitted by the terms of the ESPP and applicable law, delegate administrative tasks under the ESPP to the services of an agent and/or Aaron’s employees to assist with the administration of the ESPP. Subject to the provisions of the ESPP and applicable law, the Compensation Committee or its delegate will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate in the ESPP. In all cases, the ESPP is required to be administered in such a manner so as to comply with applicable requirements of Section 423 of the Code. All determinations of the Compensation Committee are final and binding on all persons having an interest in the ESPP.
Eligibility
Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed on the first day of the offering period, or the enrollment date. Employees who have not been employed for at least six months or that customarily work 20 hours per week or less are not eligible to participate in the ESPP. As of March 27, 2018, we had approximately 6,000 employees eligible to participate in the ESPP. Highly compensated employees (as defined in Section 414(q) of the Code) who are subject to the disclosure requirements of Section 16(a) of the Exchange Act are not eligible to participate in the ESPP. Finally, employees who own (or are deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries are not allowed to participate in the ESPP.
Employees may enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 10% of their compensation. Eligible compensation includes base salary and wages paid to the employee, before deduction for any deferral contributions to any tax-qualified or nonqualified deferred compensation plan.

Such payroll deductions may be expressed as a whole number percentage and the accumulated deductions are applied to the purchase of shares on each semi-annual purchase date. However, a participant may not purchase more than 500 shares in each offering period and may not subscribe for more than $25,000 in fair market value of shares of our common stock (determined at the time the ability to purchase shares of our common stock is granted) during any calendar year. The Compensation Committee has the authority to change these limitations for any subsequent offering period, in compliance with the rules prescribed by the ESPP and Section 423 of the Code.
Offering Period, Purchase of Shares and Payroll Deductions
Under the ESPP, participants have the ability to purchase shares of our common stock at a discount during a series of successive offering periods, which will commence and end on such dates as determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee, each offering period will be six months in length. However, in no event may an offering period be longer than 27 months in length.
The purchase price of each share of our common stock will be the lower of 85% of the closing trading price per share of our common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share of our common stock on the purchase date, which occurs on the last trading day of each offering period.
Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant is deemed to have exercised his or her ability to purchase shares of our common stock in full as of each purchase date. Upon exercise, the participant purchases the number of whole shares that his or her accumulated payroll deductions will buy at the purchase price per share of our common stock, subject to the participation limitations listed above and shares available under the ESPP.
A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, a participant will be paid his or her account balance in cash without interest. A participant may decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective; otherwise, a participant will automatically participate in the next offering period at the same rate of payroll withholding as in effect at the end of the prior offering period (so long as the participant remains eligible to participate in the ESPP).
Non-Transferability and Restrictions on Resale
A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to purchase shares of our common stock or to receive shares of our common stock under the ESPP, and during a participant’s lifetime, rights to purchase shares of our common stock in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.
Shares of our common stock purchased under the ESPP may not be sold, transferred or otherwise disposed of by a participant for a period of one year from the date the shares are purchased. The Compensation Committee may, in its sole discretion, place additional restrictions on the sale or transfer of our shares purchased under the ESPP by notice to the participants in advance of the offering period.
Termination of Eligibility
If an individual’s eligibility to participate in the ESPP terminates for any reason before the last day of the offering period, the termination will cause payroll deductions to cease immediately. If the eligible employee’s subscription account has a cash balance remaining when he or she terminates, this balance will be refunded to the eligible employee in cash (without interest) as soon as practicable.
Change in Control or Occurrence of Significant Corporate Transactions
In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of our common stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP, and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate Aaron’s, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing at least ten business days prior to the end of the new offering period. If we undergo a merger with or into another entity or a sale of all or substantially all of our assets, each outstanding right to purchase shares of our common stock will be assumed, or an equivalent right to purchase shares of common stock substituted, by the successor entity or the parent or subsidiary of the successor entity. If the successor entity refuses to assume the outstanding rights to purchase shares of our common stock or substitute equivalent rights, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of the proposed sale or merger. We will notify each participant of such change in writing at least ten business days prior to the end of the new offering period.
Federal Income Tax Consequences
The following is a brief summary of the federal income tax consequences relating to the purchase and sale of stock under the ESPP for individuals who are both citizens and residents of the United States, under the assumption that the ESPP satisfies the requirements of Section 423 of the Code. Individual circumstances may change these results. This brief discussion is based on current U.S. federal income tax laws, regulations, and judicial and administrative interpretations. The following discussion does not set forth any tax consequences other than U.S. federal income tax consequences, including any state, local or foreign tax consequences that may apply.
Although after-tax amounts are used to purchase shares under the ESPP, a participant will not recognize taxable income upon the grant of the right to purchase shares at the start of an offering period or when he or she purchases shares under the ESPP. Generally, participants will recognize taxable income in the year in which such participant sells or otherwise disposes of the purchased shares (whether by sale, exchange or gift).
The tax consequences on a sale or disposition of shares of our common stock acquired under the ESPP depend in part on whether the disposition occurs before or after expiration of a statutory holding period, which is the period ending on the later of (i) two years after the first day of the offering period in which such shares were acquired (the “offering date”) and (ii) one year after the date such shares were acquired. If the shares are sold or otherwise disposed of after the holding period expires, or if a participant dies while owning the shares, then it is a “qualifying” disposition. If the shares are sold before the holding period expires, then it is a “disqualifying” disposition.
If a participant makes a “qualifying” disposition of stock, the participant will have ordinary income from the sale equal to the lesser of:

•	the fair market value of the shares on the offering date, less the purchase price of the shares, or

•	the fair market value of the shares on the date of the disposition (or the date of the participant’s death, if applicable), less the purchase price of the shares.
Aaron’s reports the ordinary income that participants incur at the time of sale on participant’s Form W-2. Individuals who do not receive a Form W-2 from us are still responsible for reporting all income.
If a participant makes a “qualifying” disposition of stock, the ordinary income, if any, that such participant recognized on the disposition of the shares is added to the participant’s basis in the shares, except where the disposition is due to the participant’s death. In that case, any ordinary income recognized on the disposition is not added to the participant’s basis in the shares. After increasing the basis in the shares by the ordinary income recognized, any additional gain realized on the sale or disposition is treated as a long-term capital gain. If the participant sells shares for less than the purchase price, such participant will not have ordinary income. Instead, the participant will realize a capital loss equal to the difference between the sales price and his or her purchase price.
If a participant makes a “disqualifying” disposition, the participant will have ordinary income upon the sale of the shares equal to the excess of the value of such shares on the date the shares were purchased over the purchase price of the shares (this amount must be recognized even if the value of the shares has decreased since the date the shares were purchased). This amount is added to the participant’s basis in the shares. After increasing the basis by this amount, any gain realized on the disposition in excess of the basis will be treated as a capital gain or loss. Whether such capital gain or loss will be long-term or short-term will depend on how long the shares were held (e.g., long-term capital gain or loss if the shares were held for over one year).
Aaron’s does not receive any U.S. federal income tax deduction as a result of issuing shares pursuant to the ESPP, except upon a sale or disposition of shares by a participant prior to the expiration of the statutory holding period. In that case, Aaron’s will generally be entitled to a U.S. federal income tax deduction equal to the amount of ordinary income recognized by such participant with respect to the sale or disposition of the shares.

New Plan Benefits
The amounts of future purchases under the ESPP are not determinable because participation is voluntary, participation levels depend on each participant’s elections and the restrictions of Section 423 of the Code and the ESPP, and the per-share purchase price depends on the future value of our common stock. Further, as of the date of this Proxy Statement, no employee has been granted the right to purchase shares under the proposed ESPP. Accordingly, the benefits to be received pursuant to the ESPP by our employees are not determinable at this time.
Amendment and Termination of the ESPP
Our board of directors or the Compensation Committee may amend, suspend or terminate the ESPP at any time. However, no amendment may increase the number of shares of common stock available under the ESPP, change the employees eligible to participate, or cause the ESPP to cease to be an “employee stock purchase plan” within the meaning of Section 423 of the Code, without obtaining shareholder approval within 12 months before or after such amendment. If the ESPP is terminated before the scheduled expiration of any offering period, each participant’s account balance will be distributed to him or her in cash (without interest) as soon as practicable.
Adoption of the ESPP
Assuming a quorum is present, the proposal to approve the ESPP will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our board of directors recommends that you vote “FOR”
the approval of our Employee Stock Purchase Plan.

Proposal 4-Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Audit Committee of our board of directors has appointed Ernst & Young LLP, which we refer to as “EY,” to audit our consolidated financial statements for the year ending December 31, 2018, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2018. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.
We are asking our shareholders to ratify EY's appointment as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and view the ratification vote as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2018 because of the difficulty and expense of making any change during the current fiscal year. However, our board of directors and the Audit Committee would consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2019. Even if EY's appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2018 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our board of directors recommends that you vote “FOR”
the ratification of the appointment of our independent registered public accounting firm for 2018.

GOVERNANCE
Nominees to Serve as Directors
Kathy T. Betty, 62, has served as a director of the Company since August 2012. From 2009 until 2011, Ms. Betty was the owner of the Atlanta Dream of the WNBA. She also founded The Tradewind Group, an incubator company, where she worked until 2007. Her other experience includes serving as Executive Vice President and Partner of ScottMadden from 1993 to 2000, where she worked on international mergers and acquisitions, and working at Ernst & Young LLP from 1989 to 1993, including serving as one of the first women admitted to the partnership.
Among other qualifications, Ms. Betty brings over 30 years of business management and consultancy experience to our board of directors. Her leadership positions in the Atlanta community, including serving on the boards of the Children’s Healthcare of Atlanta Foundation, YMCA of Metropolitan Atlanta and the Alexander-Tharpe Fund, Georgia Institute of Technology, as well as the Board of Councilors of the Carter Center, provide her with management, entrepreneurial, financial and accounting experience, which are utilized by our board of directors. These skills and experience qualify her to serve on our board of directors.
Douglas C. Curling, 63, has served as a director of the Company since January 2016. Since March 2009, Mr. Curling has been the managing principal of New Kent Capital LLC, a family-run investment business, and New Kent Consulting LLC, a privacy and mergers and acquisitions consulting business. From 1997 until September 2008, Mr. Curling held various executive positions at ChoicePoint Inc., a provider of identification and credential verification services that was sold to Reed Elsevier in 2008, including serving as President from April 2002 to September 2008, as Chief Operating Officer from 1999 to September 2008 and as Executive Vice President, Chief Financial Officer and Treasurer from 1997 to May 1999. Mr. Curling also served as a director of ChoicePoint Inc. from May 2000 to September 2008. Mr. Curling currently serves on the board of directors of CoreLogic, a New York Stock Exchange listed company providing global property information, analytics and data-enabled services to financial services organizations and real estate professionals.
Among other qualifications, Mr. Curling brings substantial experience in managing and operating businesses with privacy, data analytics and other data-enabled matters to our board of directors. His prior service as a chief financial officer provides him with valuable accounting and financial expertise, and his consulting experience provides him with significant mergers and acquisitions expertise, all of which is utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
Cynthia N. Day, 52, has served as a director of the Company since October 2011. Ms. Day is currently President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012. Ms. Day previously served as the Executive Vice President and Chief Operating Officer and in other capacities of Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003 and previously served as an audit manager for KPMG. She currently serves on the board of directors of Primerica, Inc., Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank. As of January 2017, Citizens Bancshares Corporation's stock is traded only on over-the-counter markets. Its subsidiary, Citizens Trust Bank, is not a publicly traded company. Ms. Day has also served as a member of the board of directors of the National Bankers Association, the Georgia Society of CPAs, the University of Alabama Continuing Education Advisory Board and the United Negro College Fund.
Among other qualifications, Ms. Day brings significant management and financial experience to our board of directors. Her experience in multiple senior executive leadership positions and service on other boards, provide her with accounting and financial expertise, which are utilized by our board of directors. These skills and experiences qualify her to serve on our board of directors.
Curtis L. Doman, 45, has served as a director of the Company since August 2015. Mr. Doman currently serves as the Chief Product Officer of the Company’s Progressive segment, and is a co-founder of Progressive. Previously, he served as Chief Technology Officer of Progressive from 1999 until January 8, 2018. He was also President of IDS, Inc. from September 1993 until October 2015.
Among other qualifications, Mr. Doman brings significant experience in technology and data analytics matters to our board of directors. Mr. Doman’s intimate knowledge of our Progressive segment, including as the creator of the dynamic decision-making engine used by our Progressive segment in evaluating underwriting criteria for our lease products, is utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.

Walter G. Ehmer, 52, has served as a director of the Company since May 2016. Mr. Ehmer is currently the President and Chief Executive Officer of Waffle House, Inc., or “Waffle House,” a position he has held since 2012. Mr. Ehmer has held various positions with Waffle House since joining the company in 1992 as a senior buyer in the purchasing department, including most recently serving as its President and Chief Operating Officer from 2006 until 2012 and as Chief Financial Officer from 1998 until 2002. Mr. Ehmer previously served as a member of the Georgia Tech Industrial Engineering Advisory Board, the Georgia Tech Alumni Association Board of Trustees and the Georgia Tech President’s Advisory Board. Mr. Ehmer is also a past chairperson of the Georgia Tech Alumni Association and currently serves as a member of the executive committee of the Georgia Tech Foundation. Mr. Ehmer also serves on the boards of the City of Atlanta Policy Foundation and the Metro Atlanta Chamber of Commerce.
Among other qualifications, Mr. Ehmer brings significant management and financial experience to our board of directors. His experience in multiple senior executive leadership positions, including with responsibility for accounting-related matters, provide him with managerial and financial expertise that is utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
Hubert L. Harris, Jr., 74, has served as a director of the Company since August 2012. Since 1992, Mr. Harris has owned and operated Harris Plantation, Inc., a cattle, hay and timber business. Mr. Harris has also served as a trustee for SEI mutual funds since 2008. Mr. Harris previously served as CEO of Invesco North America, CFO of Invesco PLC and Chairman of Invesco Retirement Services, and served on the board of directors of Invesco from 1993 to 2004. From 1988 to 2005, Mr. Harris was President and Executive Director of the International Association for Financial Planning. Mr. Harris also served as the Assistant Director of the Office of Management and Budget in Washington, D.C. from 1977 to 1980. Mr. Harris is on the Board of Councilors of the Carter Center, and he previously served as chair of the Georgia Tech Foundation and chair of the Georgia Tech Alumni Association.
Among other qualifications, Mr. Harris brings a strong financial background and extensive business experience to our board of directors. His service on numerous for-profit and non-profit boards and management experience provide him with governance and financial expertise, which are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
John W. Robinson III, 46, has been a director of the Company since November 2014 when he was named the Chief Executive Officer of the Company. Mr. Robinson was also named President of the Company as of February 2016. From 2012 to November 2014, Mr. Robinson served as the Chief Executive Officer of Progressive Finance Holdings, LLC, which was acquired by Aaron’s, Inc. in April 2014. Prior to working at Progressive, he served as the President and Chief Operating Officer of TMX Finance LLC, or “TMX Finance.” He joined TMX Finance as Chief Operating Officer in 2004 and was appointed President in 2008. TMX Finance filed a voluntary Chapter 11 bankruptcy proceeding in April 2009 from which it emerged in April 2010. Prior to working at TMX Finance, he worked in the investment banking groups at Morgan Stanley, Lehman Brothers and Wheat First Butcher Singer.
Among other qualifications, Mr. Robinson brings significant operational and financial experience to our board of directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business, including our Progressive segment in particular, provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
Ray M. Robinson, 70, has served as a director of the Company since November 2002 and has been our Chairman since April 2014. From November 2012 until his appointment as Chairman, Mr. Robinson was the Company’s independent lead director. Mr. Robinson started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services, and Vice President of AT&T Public Relations. Mr. Robinson is also a director of Acuity Brands, Inc., a lighting solutions company, American Airlines Group Inc., a holding company operating various commercial airlines (including American Airlines and US Airways), and Fortress Transportation and Infrastructure Investors LLC, an investor in infrastructure and equipment for the transportation of goods and people, all of which are public companies. Since 2003, Mr. Robinson has also served as a director and non-executive Chairman of Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank, the largest African American-owned bank in the Southeastern United States and the nation’s second largest. As of January 2017, Citizens Bancshares Corporation's stock is traded only on over-the-counter markets. Its subsidiary, Citizens Trust Bank, is not a publicly traded company. Mr. Robinson previously served as a director of RailAmerica, Inc. from 2010 to 2012. Mr. Robinson has also been Vice Chairman of the East Lake Community Foundation in Atlanta, Georgia since November 2003.

Among other qualifications, Mr. Robinson brings experience in senior management and board service for numerous public companies to our board of directors. His service on the boards of a number of organizations of varying sizes provides him with extensive operational skills and governance expertise, which are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
Robert H. Yanker, 59, has served as a director of the Company since May 2016. Mr. Yanker is currently a Director Emeritus at McKinsey & Company, or “McKinsey.” Mr. Yanker served at McKinsey for 27 years, from 1986 to 2013, where he worked with a variety of clients in the industrial, consumer and telecommunications sectors on a full range of issues from strategy, portfolio assessment, sales and operations transformation, restructuring and capability building. Mr. Yanker is a member of the board of directors of Bemis Company, Inc., a NYSE-listed supplier of flexible and rigid plastics packaging used by leading food, consumer products, healthcare and other companies worldwide. Mr. Yanker also served as a director of Wausau Paper Corp., a NYSE-listed manufacturer of away-from-home towel and tissue products, from July 2015 until January 2016 when the company was acquired by a subsidiary of SCA Americas, Inc.
Among other qualifications, Mr. Yanker brings significant management and operational experience to our board of directors. His experience throughout his career in advising and consulting for senior management teams provide him with significant managerial and operational expertise, and his prior and current service on other public company boards provide him with governance expertise. Mr. Yanker's skills and areas of expertise are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
Executive Officers Who Are Not Directors
Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Robert W. Kamerschen (50)
Chief Administrative Officer since February 2016 and Executive Vice President, General Counsel and Corporate Secretary since April 2014. Previously, Mr. Kamerschen served as Senior Vice President and General Counsel from June 2013 and also as Corporate Secretary from November 2013. Before joining the Company, Mr. Kamerschen worked at information solution provider Equifax Inc. from 2008 through 2013, serving in multiple executive positions and most recently as its U.S. Chief Counsel, Senior Vice President and Chief Compliance Officer. Mr. Kamerschen began his legal career in 1994 in the Atlanta office of the international law firm Troutman Sanders LLP.

Douglas A. Lindsay (47)
President of Aaron’s Business since February 2016. Prior to joining the Company, Mr. Lindsay served as the Executive Vice President and Chief Operating Officer at ACE Cash Express from February 2012 to January 2016. Previously Mr. Lindsay also served as the Executive Vice President and Chief Financial Officer from June 2007 to February 2012 and the Vice President, Finance and Treasurer from February 2005 to June 2007 for ACE Cash Express.

Steven A. Michaels (46)
Chief Financial Officer and President of Strategic Operations since February 2016. Mr. Michaels previously served as President from April 2014 until February 2016, Vice President Strategic Planning & Business Development from 2013 until April 2014, Vice President, Finance from 2012 until April 2014 and Vice President, Finance, Aaron’s Sales & Lease Ownership Division from 2008 until 2011.

Robert P. Sinclair, Jr. (56)	Vice President, Corporate Controller since 1999.
Ryan K. Woodley (41)
Chief Executive Officer of Progressive Finance Holdings, LLC since January 2015. Mr. Woodley joined Progressive Finance Holdings, LLC as Chief Operating Officer and Chief Financial Officer in June of 2013. Prior to that, he was Chief Operating Officer and Chief Financial Officer at DigiCert, a digital security certificate provider which was sold to TA Associates in November 2012.

Composition, Meetings and Committees of the Board of Directors
Our board of directors is currently comprised of nine directors having terms expiring at the Annual Meeting. Each of our directors will continue to hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death.
Our Corporate Governance Guidelines include categorical standards adopted by our board of directors to determine director independence that meet the listing standards of the New York Stock Exchange, or “NYSE.” Our Corporate Governance Guidelines also require that at least 75% of our board of directors be “independent,” a requirement that is more stringent than the NYSE listing requirement that a majority of the board of directors be independent. Our board of directors has affirmatively determined that all of our directors are “independent” in accordance with NYSE listing requirements and the requirements of our Corporate Governance Guidelines, other than Mr. John Robinson, our President and Chief Executive Officer, and Mr. Doman, the Chief Product Officer of our Progressive segment.
Our board of directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our board of directors may establish ad-hoc committees at its discretion. Our board of directors has adopted a charter for each of its standing committees, copies of which are available on the investor relations section of our website located at http://www.aaronsinc.com. The current members of each committee are identified in the table below:

Director	Audit Committee*	Compensation Committee	Nominating and Corporate Governance Committee
Kathy T. Betty		Member	Member
Douglas C. Curling	Member	(Chair)
Cynthia N. Day	(Chair)	Member
Walter G. Ehmer	Member		Member
Hubert L. Harris, Jr.	Member		(Chair)
Ray M. Robinson		Member	Member
Robert H. Yanker	Member		Member
Number of Meetings in Fiscal Year 2017	9	6	4

*	Four of the members of the Audit Committee have been designated as an “audit committee financial expert” as defined by Securities and Exchange Commission, or "SEC", regulations.
Meetings
Our board of directors held seven meetings during 2017. The number of meetings held by each of our committees in 2017 is shown in the table above. Each of our directors attended 75% or more of the total of all meetings of our board and the committees on which he or she served during 2017.
It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. All of our directors, except Mr. Ehmer due to an unavoidable scheduling conflict, attended the 2017 Annual Meeting of Shareholders held on May 2, 2017.
The non-management and independent members of our board of directors meet frequently in executive session, without management present. Mr. Ray Robinson, the Chairman of our board of directors, chairs these meetings.

Committees
Audit Committee. The function of the Audit Committee is to assist our board of directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s consolidated financial statements; (ii) the financial reporting process and the systems of internal accounting and financial controls; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the independent auditors’ qualifications and independence; (v) the Company’s compliance with ethics policies (including oversight and approval of related party transactions and reviewing and discussing calls to the Company’s ethics hotline and the Company’s investigation of and response to such calls) and legal and regulatory requirements; (vi) the adequacy of the Company’s policies and procedures to assess, monitor and manage business risks and its corporate compliance programs, including receiving quarterly reports related to such risks and programs; and (vii) the adequacy of the Company's information security and privacy program and cybersecurity initiatives. The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee, and for recommending to our board of directors that the board recommend to our shareholders that the shareholders ratify the retention of our independent auditors.  In connection with its performance of these responsibilities, the Audit Committee regularly receives reports from and holds discussions with Company management, leaders from the Company’s internal audit department, leaders from the Company’s legal department, and the independent auditors.  Many of those discussions are held in executive session with the Audit Committee.
Each member of the Audit Committee satisfies the independence requirements of the NYSE and SEC rules applicable to audit committee members, and each is financially literate. Our board of directors has designated each of Ms. Day and Messrs. Curling, Ehmer and Harris as an “audit committee financial expert” as defined by SEC regulations.
Compensation Committee. The purpose of the Compensation Committee is to assist our board of directors in fulfilling its oversight responsibilities relating to: (i) executive and director compensation; (ii) equity compensation plans and other compensation and benefit plans; and (iii) other significant associate resources matters.
The Compensation Committee has the authority to review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs, and to evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee determines the compensation of the named executive officers, including our President and Chief Executive Officer. The Compensation Committee also has the authority to approve grants of equity incentives and to consider from time to time, and recommend to our board of directors, changes to director compensation.
Each member of the Compensation Committee satisfies the independence requirements of the NYSE applicable to compensation committee members, is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, or the “Exchange Act,” and is an outside director under Section 162(m) of the Internal Revenue Code.
Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist our board of directors in fulfilling its responsibilities relating to: (i) board and committee membership, organization, and function; (ii) director qualifications and performance; (iii) management succession; and (iv) corporate governance. The Nominating and Corporate Governance Committee from time to time identifies and recommends to our board of directors individuals to be nominated for election as directors and develops and recommends to our board of directors for adoption corporate governance principles applicable to the Company.
Each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.
Assessment of Director Candidates and Required Qualifications
The Nominating and Corporate Governance Committee is responsible for considering and recommending to our board of directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our board of directors. Our board of directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and Corporate Governance Committee and our board of directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our board of directors as a whole in assessing potential nominees to serve as director.

We believe that, at a minimum, a director should have the highest personal and professional ethics, moral character and integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to board matters, no director may serve on the board of more than four other public companies while continuing to serve on our board of directors, and no director that serves as chief executive officer of another company may serve on the board of more than two other public companies while continuing to serve on our board of directors, unless our board determines in its business judgment that such simultaneous service will not impair the director's ability to serve on our board of directors, and that such simultaneous service is otherwise in the best interests of the shareholders.
In addition to these minimum qualifications, our board of directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our board of directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our board of directors and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our board of directors. While our board of directors does not have a specific policy regarding diversity among directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is considered in evaluating candidates for membership on our board of directors.
No person may be nominated for election to our board of directors or appointed to fill a vacancy on the board of directors if he or she will be age 75 or older upon his or her election or appointment, unless a waiver is granted by our board of directors. A director is required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our board of directors (other than the nominees proposed by our board of directors) or oppose for election any nominee proposed by our board of directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our board of directors).
In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our board of directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our board of directors proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our board of directors before a decision is made.
Shareholder Recommendations and Nominations for Election to the Board
Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’ meeting must submit a proposal as described under “Additional Information—Shareholder Proposals for the 2019 Annual Meeting of Shareholders” and otherwise comply with the advance notice provisions and information requirements contained in our bylaws. The shareholder submission should be sent to the President of Aaron’s, Inc. at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Shareholder nominees are evaluated under the same standards as other candidates for board membership described above in “Assessment of Director Candidates and Required Qualifications.” In addition, in evaluating shareholder nominees for inclusion with the board’s slate of nominees, the Nominating and Corporate Governance Committee and our board of directors may consider any other information they deem relevant, including (i) the factors described in “Assessment of Director Candidates and Required Qualifications,” (ii) whether there are or will be any vacancies on our board of directors, (iii) the size of the nominating shareholder’s holdings in the Company, (iv) the length of time such shareholder has owned such holdings and (v) any statements by the nominee or the shareholder regarding proposed changes in our operation.
Board Leadership Structure
We currently separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chairman is responsible for leading our board of directors in its duty to oversee the management of our business and affairs. The Chief Executive Officer is responsible for oversight of our day-to-day operations and business affairs, including directing the business conducted by our employees, managers and officers.
Our Chief Executive Officer serves on our board of directors, which we believe helps to serve as a bridge between management and our board of directors, ensuring that both groups act with a common purpose. We believe that Mr. John Robinson’s presence on our board of directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.

Our board of directors does not have a formal policy on whether the Chairman and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our board of directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is not an independent director, that our board of directors should appoint an independent Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, our shareholders and the public. Our board of directors has determined that Mr. Ray Robinson, who serves as our Chairman, is independent under NYSE listing requirements. As a result, our board of directors has not designated a Lead Director.
Board of Directors and Committee Evaluations
Our board of directors and each of its committees conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our board of directors and the committee or committees on which the director sits. In 2018, our board of directors also engaged a third-party legal advisor to facilitate our board self-evaluation process and board and committee reviews. The results of the evaluation and any recommendations for improvement were reported to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the evaluation process.
Board Role in Risk Oversight
Senior management is responsible for day-to-day risk management, while our board of directors oversees planning for and responding to risks, as a whole, through its committees and independent directors. Although our board of directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to its committees. For example, the Audit Committee is charged with, among other matters, overseeing risks attendant to (i) our system of disclosure controls and procedures, (ii) internal control over financial reporting, (iii) performance of our internal audit function and independent auditors, and (iv) the identification and mitigation of cybersecurity risks. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The Audit Committee, together with our General Counsel or another representative from our legal department, also considers issues at its meetings relating to our legal and regulatory compliance obligations, including consumer protection laws in the lease-to-own industry.
Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. For 2017, our Compensation Committee, aided by its independent third-party compensation consultant, reviewed our compensation policies and practices and determined that they do not encourage excessive or unnecessary risk taking, and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.
As part of its risk oversight role, our full board of directors periodically receives reports from management, external professional advisors and others regarding various types of risks faced by the Company and the Company’s risk mitigation efforts related thereto, including cybersecurity risks and related mitigation efforts.  For example, during 2017, our board of directors received presentations from external legal advisors regarding the board’s duties and role in overseeing cybersecurity-related risks and our efforts to mitigate those risks.  In addition, the board received presentations from management regarding trends in cybersecurity risks and risk mitigation initiatives and plans, and the role of various federal and state government agencies in helping companies prepare for and respond to cybersecurity incidents.  In addition, our board of directors reviewed our cybersecurity-related initiatives and plans with management.
Compensation Committee Interlocks and Insider Participation
For the year ended December 31, 2017, the Compensation Committee consisted of Mses. Betty and Day and Messrs. Curling and Ray Robinson, each of whom our board of directors determined was independent in accordance with NYSE listing requirements.
No member of the Compensation Committee during 2017 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company required to be disclosed under applicable SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC certain reports of beneficial ownership of the Company’s common stock. Based solely on a review of information furnished to us, the Company believes that its directors, officers and more than 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2017, except for one Form 4 for Mr. Michaels disclosing the sale of shares held in his 401(k) retirement account in connection with an asset rebalancing, which was filed late due to an unintentional miscommunication by the account administrator regarding the timing of the sale.
NON-MANAGEMENT DIRECTOR COMPENSATION IN 2017
The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally.
Effective in January 2016, and based upon the recommendation of the Compensation Committee's independent third-party compensation consultant, the compensation program for our non-employee directors was revised to better align with the interests of our shareholders as well as with current market practices. Under the re-designed program, non-employee directors received an annual cash retainer of $75,000 and an annual award of restricted stock units having a value of $100,000, which generally vests one year following the grant date. Our Chairman, Mr. Ray Robinson, also received a cash retainer of $100,000, paid quarterly in $25,000 installments, in recognition of the additional duties he performs by serving as our Chairman. Non-employee directors serving as the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees also received an additional annual retainer of $20,000, $15,000 and $10,000, respectively, for their service in these roles and the additional time commitments required.
Directors who are employees of the Company receive no compensation for their service on our board of directors.
The following table shows compensation paid to our non-employee directors during 2017.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1)($)	Total ($)
Kathy T. Betty(2), (3)	90,000	(4)	100,000	190,000
Douglas C. Curling(2), (5)	75,000		100,000	175,000
Cynthia N. Day(2), (6)	95,000		100,000	195,000
Walter G. Ehmer(2), (7)	75,000		100,000	175,000
Hubert L. Harris, Jr.(2), (8)	85,000		100,000	185,000
Ray M. Robinson(2), (9)	175,000		100,000	275,000
Robert H. Yanker(2), (10)	75,000		100,000	175,000

(1)	Represents the grant date fair value of stock awards pursuant to Financial Accounting Standards Board Codification Topic 718

(2)
As of December 31, 2017, each of our non-executive directors, held 3,125 units of restricted stock subject to vesting, which was the number of units of restricted stock granted to them in January 2017. As of December 31, 2017, Mr. Robinson also held an aggregate of 6,000 vested options, of which 3,000 expire in October 2018 and have an exercise price of $14.11 and 3,000 expire in February 2020 and have an exercise price of $19.92.

(3)	Includes $22,500 in fees earned for services in the fourth quarter of 2017 which will be paid in 2018.

(4)
Amounts listed for Ms. Betty reflect cash fees taken in the form of shares of our common stock. During 2017, Ms. Betty received 2,572 shares of our common stock in lieu of cash fees payable in connection with service on our board of directors, which includes 702 shares that Ms. Betty received for services rendered during 2016.

(5)	Includes $18,750 in fees earned for services in the fourth quarter of 2017 which will be paid in 2018.

(6)	Includes $23,750 in fees earned for services in the fourth quarter of 2017 which will be paid in 2018.

(7)	Includes $18,750 in fees earned for services in the fourth quarter of 2017 which will be paid in 2018.

(8)	Includes $21,250 in fees earned for services in the fourth quarter of 2017 which will be paid in 2018.

(9)	Includes $43,750 in fees earned for services in the fourth quarter of 2017 which will be paid in 2018.

(10)
Includes $18,750 in fees earned for services in the fourth quarter of 2017 which will be paid in 2018 and $56,250 in compensation Mr. Yanker deferred under the Company's Nonqualified Deferred Compensation Plan.

Stock Ownership Guidelines
Under the current stock ownership guidelines adopted by our board of directors in November 2015, each director is expected to own or acquire shares of our common stock and common stock equivalents (including restricted stock and restricted stock units, or "RSUs") having a value of at least $400,000 prior to the later of January 31, 2020 or four years from when the director first joined our board of directors.

COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this section is to provide material information about the compensation objectives and policies for our named executive officers (“NEOs”) and to explain how the Compensation Committee of our board of directors made its compensation decisions for 2017. For 2017, our NEOs are listed below.

Named Executive Officer	2017 Position
John W. Robinson III	President and Chief Executive Officer
Steven A. Michaels	Chief Financial Officer and President of Strategic Operations
Ryan K. Woodley	Chief Executive Officer, Progressive
Curtis L. Doman	Chief Product Officer, Progressive
Douglas A. Lindsay	President, Aaron’s Business
Executive Summary
Our compensation programs are designed to attract, motivate, and retain key executives by offering market competitive pay opportunities with an emphasis on incentive compensation to create a strong linkage between pay and performance. This linkage between pay and performance is demonstrated by the following pay and performance results for 2017:

2017 Company Performance Results	2017 Executive Pay Results
• Consolidated Revenue increased by 5% to $3,384 million	• Short-term incentive awards were earned at a level between 138% and 149% of Target
• Consolidated Adjusted EBITDA increased by 6% to $363 million	• Performance Share Units (PSUs) were earned at a level between 140% and 166% of Target
• Consolidated Return on Capital of 10.8%, which was an increase of 1.4% from 2016 and was 111% of Target	• Restricted Stock Awards (“RSAs”) granted in 2017 and Restricted Stock Units granted in prior years increased in value above their grant date value given the increase in the stock price
• All compliance goals for the Company and each of its Aaron’s Business and Progressive subsidiaries were fully achieved	• All unexpired options achieved “in-the-money” value given the increase in the stock price
• Reduced debt by $135 million while also returning approximately $70.5 million to shareholders through stock repurchases and dividends
• Increased the stock price by 25% from $31.90 on January 3, 2017, the first trading day of the year, to $39.85 on December 29, 2017, the last trading day of the year
"Target" refers to either (i) the performance target established by the Compensation Committee at the beginning of the year or (ii) the target award opportunity under our short-term and long-term incentive programs.

We believe these performance and pay results for 2017 are indicative of a strong linkage between pay and performance created by our executive compensation structure and incentive plan designs.

In addition to this linkage between pay and performance, we employ sound compensation and governance principles and policies, while avoiding problematic or disfavored practices, as noted below:

What We Do	What We Don’t Do

✓ Independent Compensation Committee assisted by an independent consultant	✗ No option repricing without shareholder approval

✓ Pay mix that emphasizes performance-based compensation over fixed compensation	✗ No excise or other tax gross ups on CIC payments

✓ Pay mix that emphasizes long-term, equity-based incentives over short-term cash incentives	✗ No hedging or pledging of Company stock

✓ Incentive plans that utilize multiple measures, including growth, profitability, and returns	✗ No excessive perquisites or other benefits

✓ Reasonable incentive plan targets and ranges, with capped incentive payouts	✗ No payment of dividends on unearned or unvested shares

✓ Double-trigger equity vesting acceleration upon a change of control (awards granted in 2015 and later)

✓ Meaningful stock ownership requirements

✓ Clawback policy

Say on Pay Vote. Last year, our shareholders cast an advisory vote on our executive compensation practices as described in our 2017 proxy statement, with the result that over 98% of the total votes cast approved the compensation of our NEOs. The Compensation Committee appreciates the shareholder support that this vote reflects, and regularly evaluates and revises the executive compensation program as it considers necessary to better reflect our evolving business circumstances.
The strong shareholder support received in 2017 was one of the many factors reviewed and considered by the Compensation Committee when designing the 2018 compensation program. Given this support, combined with the demonstrated linkage between pay and performance for 2017, the 2018 compensation framework remains similar to the 2017 framework, with only minor changes to performance measures, weights, and the correlation of incentive payout amounts to the level of achievement of performance metrics.
Objectives of Executive Compensation
The primary objectives and priorities of our executive compensation program are to:

•	attract, motivate and retain quality executive leadership;

•	align the incentive goals of our executive officers with the interests of our shareholders;

•	enhance the individual performance of each executive officer;

•	improve our overall performance; and

•	support achievement of our business plans and long-term goals.
To accomplish these objectives, the Compensation Committee considers a variety of factors when approving compensation programs, including (i) changes in our business strategy, (ii) performance expectations for the Company and, with respect to the compensation programs for certain NEOs, the performance expectations for Aaron’s Business or Progressive, (iii) external market data, (iv) actual performance of the Company and, with respect to the compensation programs for certain NEOs, the actual performance of Aaron’s Business or Progressive, (v) individual executive performance, and (vi) internal compensation equity with the NEOs. A more complete description of the annual process for establishing our executive compensation programs is described below and throughout this Compensation Discussion and Analysis.

Compensation Process Summary for 2017
Role of the Compensation Committee. The Compensation Committee is comprised solely of directors that our board has determined to be independent under applicable SEC and NYSE listing standards. Its role is to oversee (i) executive and outside director compensation, (ii) benefit plans and policies, including equity compensation plans and other forms of compensation, and (iii) other significant associate resources matters.
More specifically, the Compensation Committee reviews and discusses proposed compensation for NEOs, evaluates their performance and sets their compensation. In addition, the Compensation Committee approves all equity awards for NEOs and other executive officers.
Role of Management. The Compensation Committee considered the input and recommendations of Mr. Robinson with respect to our executive compensation programs and decisions that impact other NEOs. Mr. Michaels also provided input with respect to financial goals and recommendations and overall program design. Although management and other invitees at Compensation Committee meetings may participate in discussions and provide input, all votes and final decision-making on NEO compensation are solely the responsibility of the Compensation Committee, and those final deliberations and votes are conducted in executive sessions in which no executive officer participates.
Role of Independent Compensation Consultants. The Compensation Committee has the authority to retain independent consultants and other advisors. With respect to 2017 compensation arrangements, the Compensation Committee retained Meridian Compensation Partners, LLC, which we refer to as “Meridian.” In this role, Meridian reported directly to the Compensation Committee, but worked with management at the direction of the Compensation Committee. The Compensation Committee assessed Meridian’s independence, including the potential for conflicts of interest as required by the SEC and NYSE listing standards, and concluded that Meridian was appropriately independent and free from potential conflicts of interest.
Although the specific services of the independent consultant vary from year to year, the following are the services generally provided by the independent consultant:

•	providing information on trends and related legislative, regulatory and governance developments;

•	reviewing and recommending any changes to the benchmarking peer group for the consideration and approval of the Compensation Committee;

•	conducting competitive assessments of executive compensation levels and incentive program designs;

•	consulting on compensation for outside directors;

•	conducting a review of our compensation programs from a risk assessment perspective;

•	preparing compensation tally sheets on our executive officers;

•	assisting with review and disclosures regarding the executive compensation programs; and

•	reviewing the Compensation Committee’s annual calendar and related governance matters.
Meridian representatives attended a majority of the Compensation Committee meetings pertaining to 2017 executive compensation decisions, and also participated in executive sessions as requested by the Compensation Committee.
During 2017, and with respect to 2018 executive compensation planning, the Compensation Committee retained Pearl Meyer. In selecting Pearl Meyer, the Compensation Committee assessed Pearl Meyer’s independence, including the potential for conflicts of interests as required by NYSE listing requirements, and concluded that Pearl Meyer was appropriately independent and free from potential conflicts of interest.
Benchmarking
Role of Benchmark Data. We use compensation market data as a reference for understanding the competitive positioning of each element of our compensation program and of total compensation. The Compensation Committee generally requests these market studies from its independent consultant from time to time as the Compensation Committee deems appropriate. Given that a market study was conducted in 2015, a market study was not conducted in 2016 or prior to establishing 2017 compensation programs for our NEOs. Instead, the Compensation Committee continued to reference the analyses and conclusions of the 2015 market study when making 2017 compensation decisions.

In referencing these market studies, the Compensation Committee does not manage total compensation for our NEOs within a prescribed competitive position or percentile of the compensation market. Rather, the Compensation Committee reviews compensation for each NEO relative to market data and considers other internal and external factors when exercising its business judgment as to compensation decisions. Other factors material to the Compensation Committee’s deliberations include (i) objective measurements of business performance, (ii) the accomplishment of compliance, strategic, and financial objectives, (iii) the development and retention of management talent, (iv) enhancement of shareholder value, and (v) other matters relevant to our short-term and long-term success.
Peer Group. As previously mentioned, with respect to 2017 compensation decisions, the Compensation Committee continued to reference the prior market study that was conducted by the independent consultant in 2015. The peer group used in that study was proposed by the independent consultant and approved by the Compensation Committee, and included publicly traded retail and related consumer finance peers that were similar to the Company in terms of size, complexity and business focus at that time. The following are the specific peer companies that were used in that study:

Retail Peers
Big Lots	hhgregg	Rent-A-Center
Cabelas	Mattress Firm	Sears Hometown & Outlet
Conn’s	Outerwall	Select Comfort
Dick’s Sporting Goods	Overstock.com	Tractor Supply
Fred’s	Pier 1 Imports	Wayfair

Consumer Finance Peers
Blackhawk Network Holdings	EZCorp	Santander Consumer USA Holdings
Cash America International	Fair Isaac	SpringLeaf Holdings
Credit Acceptance	Green Dot	Transunion
Enova International	Heartland Payment Systems	WEX
EPlus	LendingClub	World Acceptance
Survey Data. If data from the proxy peer group are not available for all NEO positions, the Compensation Committee may also review broader survey benchmarking data from time to time, as necessary.
Components of the Executive Compensation Program
The three primary components of each NEOs total direct compensation for 2017 were as follows:

•	base salary;

•	annual performance-based cash incentive award; and

•	long-term equity incentive awards.
These components are designed to be competitive with employers with whom we compete for executive talent and to support our compensation program objectives. The Compensation Committee has not set a prescribed mix or allocation for each component, but rather focuses on total direct compensation when making compensation decisions for our executives. In making these decisions, the Compensation Committee also considers the following related factors: (i) performance against corporate and individual objectives for the fiscal year; (ii) performance of general management responsibilities; (iii) the value of any unique skills and capabilities; (iv) contributions as a member of the executive management team; and (v) competitive market considerations.
Total direct compensation for our executive officers emphasizes variable and performance-based compensation more so than for our other employees. This reflects our philosophy that performance-based compensation opportunities - linked to financial, operating, and stock price performance - should increase as overall responsibility increases.

The following graphs demonstrate this philosophy by showing the mix of target pay for 2017 for our CEO and for our other NEOs as a group:
Base Salary
The Compensation Committee views base salary as fixed compensation intended to reflect the scope of an executive’s role. It reviews base salaries annually and adjusts them as necessary to ensure that salary levels remain appropriate and competitive. Salary increases are periodic rather than annual and are made after the Compensation Committee considers relevant factors, including:

•	breadth and scope of an executive’s role, including any significant change in duties;

•	competitive market pay levels;

•	internal comparisons to similar roles;

•	individual performance throughout the year; and

•	overall economic climate, Company performance and, with respect to certain NEOs, the performance of Aaron’s Business or Progressive.
Based on the Compensation Committee’s review of the above factors, none of the NEOs received a base salary increase for 2017. The following is the base salary for each NEO for 2017:

Named Executive Officer	2017 Base Salary
John W. Robinson III	$700,000
Steven A. Michaels	$550,000
Ryan K. Woodley	$435,000
Curtis L. Doman	$400,000
Douglas A. Lindsay	$500,000

Annual Cash Incentive Awards
Annual cash incentive awards provide the opportunity to earn cash rewards for meeting Company or Aaron’s Business or Progressive financial and operational performance goals. Under the 2017 program, our NEOs had the potential to earn cash incentive awards based on performance against pre-determined performance goals, with amounts that vary based on the degree to which the related goals are achieved.
Target Awards. At the beginning of the year, the Compensation Committee approves the target award opportunity for each NEO. For 2017, these target award opportunities remained unchanged from 2016, and were as follows:

Named Executive Officer	2017 Target % of Salary
John W. Robinson III	115%
Steven A. Michaels	100%
Ryan K. Woodley	100%
Curtis L. Doman	100%
Douglas A. Lindsay	100%
Performance Measures and Weights. The following were the performance measures and weights in the 2017 annual cash incentive program for each NEO:

Aaron's, Inc. Robinson and Michaels	Progressive Woodley and Doman	Aaron's Business Lindsay
• 45% Adjusted EBITDA	• 50% Adjusted EBITDA	• 45% Adjusted EBITDA
• 35% Adjusted Revenue	• 30% Adjusted Revenue	• 35% Adjusted Revenue
• 20% Compliance	• 20% Compliance	• 20% Compliance
In each case, the measures are specific to each entity, and calculated as follows:

•	Adjusted revenues generally are measured on a GAAP basis, subject to the adjustments described below.

•
Adjusted EBITDA is based on GAAP earnings before interest, taxes, depreciation, and amortization, with overall Company and Progressive Adjusted EBITDA results (which, for purposes of determining Messrs. Woodley and Doman’s annual cash incentive award, is a combination of Progressive Leasing and Dent-A-Med, Inc. (“DAMI”) Adjusted EBITDA), subject to the adjustments described below.

•
Performance results for each measure also will exclude the effects of certain nonrecurring items of revenue or gain and expense or loss. For 2017, this included adjustments, as applicable, to remove various negative effects from Hurricanes Harvey and Irma from both the Adjusted revenue and Adjusted EBITDA metrics, and to remove the effect of the provision for loan losses at DAMI.

•
Compliance-related goals for Progressive and our Aaron's Business for 2017 focused on several areas, including launching a new Code of Conduct and related compliance training, the development and implementation of various processes to further improve compliance monitoring, and improving further compliance procedures related to our Progressive business.

The only change to the 2017 performance measures and weights were to add a Compliance component for the Aaron’s, Inc. participants, and adjust the weights of the other two metrics accordingly.
Performance Goals and Results. The Compensation Committee established annual goals for each of the performance measures in the annual incentive program, including a Threshold, Target, and Maximum performance goal that corresponded to a Threshold, Target, and Maximum incentive payout level. For the financial measures (Adjusted EBITDA and Adjusted revenue), the payout range was from 25% to 200% of Target and for Compliance the payout range was from 0% to 125% of Target (based on the number of compliance goals achieved).

The following tables summarize the performance goals, performance results, and related incentive payout levels as a percent of target for each NEO:

Aaron's, Inc: Robinson and Michaels
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone			Maximum	Year Ending 12/31/2017	% of Target	Payout Calculation
Consolidated Adj. Revenue	35%	$2,749	$3,202	-	$3,267	$3,720	$3,390	104.8%	115.2%
Consolidated Adj. EBITDA[1]	45%	$287	$334	-	$341	$388	$378	112.0%	174.0%
Compliance	20%		3 Projects			4 Projects	4 Projects	100.0%	125.0%
Payout[3]		25%	100%			200%			143.6%

Progressive: Woodley and Doman
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone			Maximum	Year Ending 12/31/2017	% of Target	Payout Calculation
Progressive Adj. Revenues[2]	30%	$1,274.4	$1,469	-	$1,529	$1,724.2	$1,605	107.0%	128.2%
Progressive Adj. EBITDA[1,2]	50%	$150.5	$173.5	-	$180.6	$203.6	$194	109.8%	150.4%
Compliance	20%		3 Projects			4 Projects	4 Projects	100.0%	125.0%
Payout[3]		25%	100%			200%			138.7%

Aaron's Business: Lindsay
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone			Maximum	Year Ending 12/31/2017	% of Target	Payout Calculation
Aaron's Business Adj. Revenue	35%	$1,475.3	$1,700	-	$1,770	$1,996	$1,786	102.9%	103.5%
Aaron's Business Adj. EBITDA(4)	45%	$136.2	$157.0	-	$163.4	$184.3	$184	114.4%	194.9%
Compliance	20%		3 Projects			4 Projects	4 Projects	100.0%	125.0%
Payout[3]		25%	100%			200%			148.9%

[1]Further adjusted for provision expense at DAMI and to remove certain negative effects of Hurricane Harvey and Irma
[2]Consolidation of Progressive and DAMI
[3]Maximum payout on Compliance is 125%
[4]Futher adjusted to remove certain negative effects of Hurricanes Harvey and Irma
Based on the above performance results and incentive calculations, the chart below shows the final annual cash incentive awards paid to our NEOs for 2017 performance:

Named Executive Officer	Award Earned under Annual Incentive Plan
John W. Robinson III	$1,156,100
Steven A. Michaels	$789,900
Ryan K. Woodley	$603,200
Curtis L. Doman	$554,600
Douglas A. Lindsay	$744,600

Long-Term Equity Incentive Awards
Aaron’s long-term equity incentive awards are intended to:

•	reward the achievement of business objectives that the Compensation Committee believes will benefit our shareholders;

•	align the interests of our senior management with those of our shareholders; and

•	assist with retaining our senior management to ensure continuity of leadership.
Beyond these objectives, the Compensation Committee also considers market design practices, equity dilution, accounting expense and other internal considerations when deciding on the structure and size of equity awards.
Award Type and Mix. Each year the Compensation Committee grants equity awards to our named executive officers, however the award type and mix may change from time to time. In order to balance performance and retention incentives, the 2017 equity awards were made in the form of performance share units, stock options, and time-based RSAs.
The following highlights the 2017 equity award mix, along with the key objectives of each component.
Time-based vesting RSAs and stock options are subject to a pro rata annual three-year vesting period, with vestings occurring in three equal increments on dates that are soon after the first, second and third anniversaries of the date of grant. The number of performance shares earned is determined over a one-year performance period after the date of grant, and those earned performance shares are subject to a pro rata, annual three-year vesting period, with the vestings occurring in three equal increments on dates that are soon after the first, second and third anniversaries of the date of grant. The Compensation Committee believes these extended vesting periods promote retention and ensures that the ultimate value of any awards earned is tied to subsequent stock price performance.
Target Awards. Mr. Robinson’s target award is expressed as a dollar amount, with an annual grant date value that was established at $5.2 million as per the employment agreement we entered into with him when he was promoted to serve as our Chief Executive Officer. Target awards for 2017 for our other NEOs are expressed as a percentage of base salary, and are shown below:

Named Executive Officer	LTIP Target % of Salary
Steven A. Michaels	200%
Ryan K. Woodley	400%
Curtis L. Doman	300%
Douglas A. Lindsay	100%
These award target percentages were set by the Compensation Committee after reviewing the general award levels across our peer group and considering the responsibilities of each NEO. There were no changes to these target award levels for 2017 as compared with 2016 for any of the NEOs.
Awards generally are converted to a target number of performance shares and time-based RSAs by dividing the allocable portion of the grant date award value by our closing stock price on the date of grant. To determine the number of options to grant, the allocable portion of the grant date award value was divided by the estimated fair value of an option, as determined for benchmarking purposes using the Black-Scholes valuation methodology.

The long-term incentive target awards that were granted to our NEOs pursuant to the 2017 program structure are set forth in the table below:

Named Executive Officer	Number of Options	Number of Time Based Restricted Stock Awards	Number of Performance Shares	Aggregate Shares Underlying Target 2017 Equity Awards
John W. Robinson III	147,180	47,850	95,670	290,700
Steven A. Michaels	31,140	10,140	20,250	61,530
Ryan K. Woodley	49,260	16,020	32,010	97,290
Curtis L. Doman	33,990	11,040	22,080	67,110
Douglas A. Lindsay	14,160	4,620	9,210	27,990
Performance Shares Performance Measures and Weights. The following were the performance measures and weights for the Performance Shares granted in 2017:

Aaron's, Inc. Robinson and Michaels	Progressive Woodley and Doman	Aaron's Business Lindsay
• 25% Adjusted EBITDA	• 50% Invoice Volume	• 40% Adjusted EBITDA
• 50% Adjusted Revenue	• 30% Adjusted EBITDA	• 60% Adjusted Revenue (Consolidated)
• 25% Return on Capital	• 10% Adjusted EBITDA (Consolidated)
• 10% Adjusted Revenue (Consolidated)
The Compensation Committee selected these measures to focus participants on growing our business and on sustaining and improving the quality of our earnings.
In each case, the measures are specific to each entity, except where noted as “consolidated,” which is referring to Aaron’s, Inc., and are calculated as follows:

•
Adjusted revenue is based on consolidated Aaron’s, Inc., Progressive, or Aaron’s Business results for 2017, as described above in “-Components of the Executive Compensation Program-Annual Cash Incentive Awards;”

•
Adjusted EBITDA is based on consolidated Aaron’s, Inc., Progressive or Aaron's Business results for 2017, as described above in “-Components of the Executive Compensation Program-Annual Cash Incentive Awards;”

•
Return on capital was measured by dividing net operating profit after tax by the sum of average net debt (which we define as debt less cash and cash equivalents) and average total shareholders’ equity, with the final result being an average of quarterly calculations; and

•	Invoice volume for Progressive is defined as the retail price of lease merchandise acquired and leased to a customer by Progressive during the performance period, net of returns.
Performance Goals and Results. The Compensation Committee established goals for each of the performance measures in the performance share program, including a Threshold, Target, and Maximum performance goal that corresponded to a Threshold, Target, and Maximum number of shares that could be earned. The number of shares that could be earned ranged from 25% to 200% of Target. Payouts for results between these levels are interpolated, with scales that vary by business segment. If the results are less than threshold, then no shares would be earned.

The following tables summarize the performance goals, performance results, and related earning levels as a percent of target for each NEO:

Aaron's, Inc: Robinson and Michaels
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target			Maximum	Actual	% of Target	Payout Calculation
Consolidated Adj. Revenue	50%	$2,750	$3,203	-	$3,267	$3,720	$3,390	104.8%	115.2%
Consolidated Adj. EBITDA[1]	25%	$287.0	$334	-	$341	$388	$378	112.0%	174.0%
Consolidated ROC[2]	25%	8.3%	9.6%	-	10.0%	11.3%	10.8%	110.5%	157.0%
Payout		25%	100%			200%			140.4%

Progressive: Woodley and Doman
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target			Maximum	Actual	% of Target	Payout Calculation
Progressive Invoice Volume	50%	$889	$1,025	-	$1,067	$1,203	$115	113.3%	183.5%
Progressive Adj. EBITDA[1,3]	30%	$150	$174	-	$181	$204	$194	109.8%	150.4%
Consolidated Adj. EBITDA[1]	10%	$287	$334	-	$341	$388	$378	112.0%	174.0%
Consolidated Adj. Revenue	10%	$2,750	$3,203	-	$3,267	$3,720	$3,390	104.8%	115.2%
Payout		25%	100%			200%			165.8%

Aaron's Business: Lindsay
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target			Maximum	Actual	% of Target	Payout Calculation
Consolidated Adj. Revenue	60%	$2,750	$3,203	-	$3,267	$3,720	$3,390	104.8%	115.2%
Aaron's Business Adj. EBITDA[4]	40%	$136	$157	-	$163	$184	$184	114.4%	194.6%
Payout		25%	100%			200%			147.0%

[1] Further adjusted for provision expense at DAMI and to remove certain negative effects of Hurricanes Harvey and Irma.
[2]Return on Capital: Net Operating Profit and Tax/the Sum of Average Net Debt and Average Equity.
[3]Consolidation of Progressive and DAMI.
[4]Further adjusted to remove certain negative effects of Hurricanes Harvey and Irma.
The Performance Shares earned by the NEOs based on 2017 performance will vest in three annual increments on March 15, 2018, 2019 and 2020.
CEO Discretionary Equity Award Pool. In 2017, the Compensation Committee again established a pool of 100,000 shares to be granted by the Chief Executive Officer at his discretion to employees other than himself for retention and recognition purposes. Any awards proposed by Mr. Robinson for executive officers must be approved by the Compensation Committee. No awards to executive officers were made from this pool during 2017.

Executive Compensation Policies
Stock Ownership Guidelines. The Compensation Committee has adopted stock ownership guidelines to further align the interests of senior executives with our shareholders. The table below summarizes the current guidelines that apply to our NEOs:

Feature	Provision
Required levels
5x base salary: Chief Executive Officer
3x base salary:
CFO and President, Strategic Operations;
Chief Executive Officer, Progressive; and
Chief Product Officer, Progressive
2x base salary: President, Aaron's Business

Shares counted toward guidelines	Stock owned outright Shares held in retirement accounts Unvested time-based RSUs and RSAs Earned but unvested performance shares “In the money” value of vested but unexercised stock options

Clawback Policy. The Compensation Committee has adopted a policy that provides that annual incentive and equity awards to our executive officers may be recouped if we restate our consolidated financial statements. Under this policy, covered employees including our NEOs may be required to repay to the Company the difference between the amount of incentives and awards received and the amount that would have been payable under the restated financial statements.
Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors are prohibited from trading any interest or position relating to the future price of our securities. These prohibited transactions include trading in puts, calls, short sales or hedging transactions, but do not generally prohibit other purchases and sales of our common stock made in compliance with the limitations contained in our Insider Trading Policy. Pledging of Company securities is prohibited under our Insider Trading Policy.
Tally Sheets. The Compensation Committee reviews tally sheets for select executives. These tally sheets provide a comprehensive view of target, actual and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets allow the Compensation Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive ability of existing long-term incentives, severance and change in control arrangements. The tally sheets are intended to facilitate the Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Compensation Committee in its overall evaluation of our program.
Executive Benefits and Perquisites
Our executive compensation program also provides certain benefits and perquisites to our NEOs. The value of these benefits and perquisites represents a small portion of a NEO’s overall total compensation opportunity and does not materially influence the Compensation Committee’s decisions with respect to the salary and incentive elements of the compensation of our NEOs. The Compensation Committee periodically reviews the perquisites and other personal benefits that we provide to senior management to ensure they remain in the best interests of the Company and its shareholders.
Healthcare Benefits. Our NEOs receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our employees generally.
Retirement Plans. Our NEOs participate on the same basis as other employees in the 401(k) Retirement Savings Plan, which we refer to as the 401(k) Plan, for all full-time employees. Employees with at least one year of service who meet certain eligibility requirements are eligible for a Company match.
Our 401(k) Plan uses a safe harbor formula that allows employees to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested under the new plan formula and any prior contributions will continue to vest under the preceding vesting schedule.
Under the Company’s Nonqualified Deferred Compensation Plan, which we refer to as the “Deferred Compensation Plan,” a select group of management or highly compensated employees are eligible to elect to defer up to 75% of their base salary and up to 75% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make matching contributions under the same formula that applies for our 401(k) Plan, with the combined benefit not exceeding the 401(k) Plan benefit.

Perquisites. The primary perquisite we offer to our NEOs is corporate aircraft use. Our NEOs may use the Company’s aircraft from time to time for non-business use. Incremental operating costs associated with such personal use is paid by the Company. The amount of income attributed to each NEO for income tax purposes from personal aircraft use is determined by the Standard Industry Fare Level method, and the executives are responsible for paying the tax on this income. The aggregate incremental cost to the Company of such use by each NEO, if any, is included under the “All Other Compensation” column of “Executive Compensation-Summary Compensation Table.”
Employment Agreements and Other Post-Termination Protections
To attract and retain talented executives, we recognize the need to provide protection to our executives in the event of certain termination situations. The highly competitive nature of the relevant market for key leadership positions means we may be at a competitive disadvantage in trying to retain our current leaders, or hire executives from outside the Company, if we are not able to offer them the type of protections typically found in the market.
Accordingly, we have entered into an employment agreement with Mr. Robinson that details the duties and related compensation for his service as our Chief Executive Officer. We also entered into employment agreements with Messrs. Woodley and Doman when we acquired Progressive. Finally, we have adopted a severance plan, under which Messrs. Michaels, Lindsay, Woodley and Doman are covered, that is intended to provide certain benefits in the event employment is terminated by us without cause, or termination of employment occurs without cause or by the executive officer for good reason within two years after a change in control of the Company. Both the employment agreements and the severance plan aid us in retaining key leaders who are critical to the ongoing stability of our business, foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment, and provide important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated.
The specific details of the employment agreements and our severance plan are described later in this Proxy Statement, in the sections titled “Executive Compensation-Employment Agreements with Named Executive Officers” and “Executive Compensation-Potential Payments Upon Termination or Change in Control-Severance Plan.”
Policy on Compensation Tax Deductibility
In approving executive compensation arrangements for 2017, the Compensation Committee reviewed and considered the tax deductibility of executive compensation arrangements under Internal Revenue Code Section 162(m), and generally attempted to structure the short-term and long-term incentive programs in a way that would qualify most payments thereunder as “performance-based” in order to preserve tax deductibility. However, the Committee has always reserved the right to approve compensation arrangements that do not meet the requirements of Section 162(m) and are therefore not tax deductible, when doing so serves the purpose of accomplishing other important objectives of the executive compensation program.
Effective for tax years beginning after December 31, 2017, U.S. tax law changes will expand the definition of covered employees under Section 162(m) to, include among others, the Chief Financial Officer, and eliminate the performance-based compensation exception. At this time, it is not certain that our performance-based compensation for periods prior to 2018 will qualify for an exemption from the deduction limit under transition relief applicable to arrangements in place as of November 2, 2017, as we, like many other companies, are awaiting guidance from the Internal Revenue Service related to this matter before we are able to make a final determination.
The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Compensation Committee reviews each material element of compensation on a continuing basis to determine whether deductibility can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program.

COMPENSATION COMMITTEE REPORT
The Compensation Committee operates pursuant to a written charter adopted by the board of directors and available through the Company’s website, http://www.aarons.com. The Compensation Committee is composed of four independent members of the board as defined under the listing standards of the New York Stock Exchange and under the committee’s charter. The Compensation Committee is responsible for assisting the board of directors in fulfilling its oversight responsibilities with respect to executive and director compensation.
In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in the Proxy Statement related to the Company's 2018 Annual Meeting of Shareholders and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in the Proxy Statement and incorporated into the Annual Report on Form 10-K.
This report is respectfully submitted by the Compensation Committee of the board of directors.

Douglas C. Curling (Chair)
Kathy T. Betty
Cynthia N. Day
Ray M. Robinson

EXECUTIVE COMPENSATION
The following Summary Compensation Table summarizes the total compensation earned by, or awarded to, our named executive officers in 2017, 2016 and 2015, as applicable.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)($)	Option Awards($)	Non-Equity Incentive Plan Compensation(3)($)	All Other Compensation(4)($)		Total ($)
John W. Robinson III	2017	700,000	—	3,900,874	1,258,389	1,156,100	3,846		7,019,209
Chief Executive Officer	2016	700,000	—	3,902,004	1,297,620	781,600	5,982		6,687,206
	2015	700,000	—	5,443,622	—	754,600	32,435		6,930,657
Steven A. Michaels	2017	550,000	—	826,000	266,247	789,900	19,452	(5)	2,451,599
Chief Financial Officer &	2016	531,689	—	825,228	274,476	516,200	14,142		2,161,735
President of Strategic	2015	410,000	—	750,200	195,804	442,000	11,071		1,809,075
Operations
Ryan K. Woodley	2017	435,000	—	1,305,455	421,173	603,200	11,340	(5)	2,776,168
Chief Executive Officer	2016	429,166	—	1,304,064	434,676	665,200	10,556		2,843,662
Progressive	2015	410,963	—	1,197,840	384,252	430,400	10,812		2,434,267
Curtis L. Doman	2017	400,000	—	900,202	290,615	554,600	11,610	(5)	2,157,027
Chief Product Officer	2016	395,833	—	899,940	299,040	613,500	8,744		2,217,057
Progressive	2015	387,213	—	843,640	270,600	403,500	12,643		1,917,596
Douglas A. Lindsay	2017	500,000	—	375,899	121,068	744,600	17,480	(5)	1,759,047
President,	2016	458,333	180,000	801,359	115,489	341,400	175,207		2,071,788
Aaron's Business

(1)
Represents cash bonuses paid to Mr. Lindsay in recognition of the important role that he played in developing the restructuring plan for our Aaron's Business, and to reward him for the numerous operational and other business improvements he initiated during 2016, as well as the strategies he developed and implemented to improve our ongoing results.

(2)
Represents the aggregate grant date fair value of awards of time-based RSUs, RSAs and performance shares recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 12 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the assumptions used in calculating these amounts. For the time-based RSUs and RSAs, the fair value is calculated using the closing stock price on the date of grant. For the performance shares, the fair value is also the closing stock price on the date of grant, multiplied by a number of shares that is based on the targeted attainment level, which represents the probable outcome of the performance condition on the date of grant. The amounts do not reflect the value actually realized or that may ultimately be realized by our named executive officers. Assuming the highest performance conditions for the performance share awards, the grant date fair value would be: Mr. Robinson $5,200,621; Mr. Michaels $1,100,790; Mr. Woodley $1,740,064; Mr. Doman $1,200,269; and Mr. Lindsay $500,656.

(3)	Reflects the value of the cash bonus earned under our annual cash incentive award program.

(4)
We provide a limited number of perquisites to our named executive officers and value those perquisites based on their aggregate incremental cost to the Company. We calculated the incremental cost of Company aircraft use based on the average variable operating costs to the Company. Variable operating costs include fuel costs, maintenance fees, positioning costs, catering costs, landing/ramp fees and the amount, if any, of disallowed tax deductions associated with the personal use of Company aircraft. The total annual variable operating costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost to the Company. This method excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries and benefits and hangar expenses. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included.

(5)	Includes matching contributions in the amount of $10,800 made by the Company to Messr. Michaels’, Woodley’s, Doman’s or Lindsay’s account, as applicable, in the Company’s 401(k) plan.

Grants of Plan-Based Awards in 2017
Our Compensation Committee granted restricted stock, stock options and performance shares to our named executive officers during 2017. Set forth below is information regarding awards granted in 2017.

Name	Grant Date	Potential Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Under- lying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John W. Robinson III		201,250	805,000	1,714,650
	2/24/2017				23,918	95,670	191,340				2,600,311
	2/24/2017							47,850			1,300,563
	2/24/2017								147,180	27.18	1,258,389
Steven A. Michaels		137,500	550,000	1,017,500
	2/24/2017				5,063	20,250	40,500				550,395
	2/24/2017							10,140			275,605
	2/24/2017								31,140	27.18	266,247
Ryan K. Woodley		108,750	435,000	804,750
	2/24/2017				16,005	32,010	64,020				870,031.8
	2/24/2017							16,020			435,423.6
	2/24/2017								49,260	27.18	421,173
Curtis L. Doman		100,000	400,000	740,000
	2/24/2017				11,040	22,080	44,160				600,134.4
	2/24/2017							11,040			300,067.2
	2/24/2017								33,990	27.18	290,614.5
Douglas A. Lindsay		125,000	500,000	925,000
	2/24/2017				2,303	9,210	18,420				250,327.8
	2/24/2017							4,620			125,572
	2/24/2017								14,160	27.18	121,068

(1)
For the named executive officers, represents the amounts that could be earned under the annual cash incentive award program based on performance against pre-determined goals for Adjusted revenue and Adjusted EBITDA, measured on a Company-wide basis or for Aaron's Business or Progressive, based on each executive’s organizational level. The amounts actually earned are included in the non-equity incentive plan compensation column of the Summary Compensation Table.

(2)
Represents the performance shares granted under our 2017 long-term equity incentive award program. Performance metrics for Messrs. Robinson and Michaels included consolidated Company Adjusted revenues, consolidated Company Adjusted EBITDA and consolidated return on capital. Performance metrics for Messrs. Woodley and Doman included Progressive Adjusted EBITDA and invoice volume and consolidated Company total Adjusted revenues and Adjusted EBITDA. Performance metrics for Mr. Lindsay included consolidated Company Adjusted revenue and Adjusted EBITDA for the Aaron's Business. For all named executive officers who received awards, the threshold number of shares represents 25% of target, and the maximum number of shares represents 200% of target. Any awards earned vest in three approximately equal increments over a three-year period on March 15, 2018, 2019 and 2020. Based on our performance for the year, performance shares were earned under the 2017 program at 140.4% of target for Messrs. Robinson and Michaels, at 165.8% of target for Messrs. Woodley and Doman, and at 147.0% of target for Mr. Lindsay

(3)
Includes the time-based RSAs granted to each of our named executive officers under our 2017 long-term equity incentive award program, that are expected to vest in three approximately equal increments over a three-year period on each of March 15, 2018, 2019 and 2020.

(4)
Includes stock options granted under our 2017 long-term equity incentive award program that are expected to vest in three approximately equal increments over a three-year period on each of March 15, 2018, 2019 and 2020.

(5)
Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the assumptions used in calculating these amounts.

Employment Agreements with Named Executive Officers
Employment Agreement with Mr. Robinson. In connection with his appointment as Chief Executive Officer effective November 10, 2014, we entered into a new employment agreement with Mr. Robinson that superseded our prior agreement with him that was entered into when we acquired the Progressive segment.
Mr. Robinson’s compensation as Chief Executive Officer was established by the Compensation Committee after considering the following: his compensation as Chief Executive Officer of Progressive, the significant increase in his responsibilities as a result of his appointment as Chief Executive Officer of the Company, market compensation levels generally for chief executive officers across the Company’s historical retail-oriented peer group, and the need to provide compensation opportunities to Mr. Robinson commensurate with his experience in and knowledge of the industry.

Mr. Robinson’s current agreement contains a rolling, three-year term although the Company may, upon proper notice, cease the automatic extension. The agreement provides for an annual base salary of $700,000 for Mr. Robinson, a target annual cash incentive award of 100% of base salary, and an annual target long-term incentive award with a value of $5,200,000. The agreement also provided for an initial equity grant of 5,000 time-based RSUs that vest on the first anniversary of the grant date.
Pursuant to this agreement, Mr. Robinson is entitled to participate in any of the Company’s present and future stock or cash bonus plans that are generally available to the Company’s executive officers. Mr. Robinson is also entitled to paid vacation, life insurance, health insurance, fringe benefits and such other employee benefits generally made available by the Company to its executive officers. Specific benefits will be provided in the event Mr. Robinson’s employment is terminated without cause by the Company or by him for good reason which are discussed in greater detail in “—Potential Payments Upon Termination or Change in Control.” Mr. Robinson’s employment agreement also contains customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company.
Employment Arrangement with Mr. Woodley. In connection with our acquisition of Progressive in 2014, we entered into an employment agreement with Mr. Woodley to serve as the Chief Operating Officer / Chief Financial Officer of Progressive at an initial annual base salary of $350,000 and a four-year term. Under the terms of his employment agreement, Mr. Woodley is eligible to participate in the Company’s annual cash and long-term incentive programs. Mr. Woodley will receive benefits under his agreement in the event of death or disability, and will receive severance benefits under the Severance Plan in the event he is terminated by the Company without cause or resigns for good reason. Mr. Woodley has also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company. The Company subsequently appointed Mr. Woodley as Chief Executive Officer of Progressive in January 2015. The Company did not enter into an amended or new employment agreement with Mr. Woodley upon his appointment as CEO of Progressive.
Employment Arrangement with Mr. Doman. In connection with our acquisition of Progressive in 2014, we entered into an employment agreement with Mr. Doman to serve as the Chief Technology Officer of Progressive at an initial annual base salary of $350,000 and a four-year term. Under the terms of his employment agreement, Mr. Doman is eligible to participate in the Company’s annual cash and long-term incentive programs. Mr. Doman will receive benefits under his agreement in the event of death or disability, and will receive severance benefits under the Severance Plan in the event he is terminated by the Company without cause or resigns for good reason. Under his employment agreement, Mr. Doman has also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company.
Aaron’s, Inc. 2015 Equity and Incentive Plan
General. The purpose of the Aaron’s, Inc. 2015 Equity and Incentive Plan, or the “2015 Plan,” which was approved by our shareholders at an annual meeting on May 6, 2015, is to promote the long-term growth and profitability of Aaron’s and our subsidiaries by providing employees, directors, consultants, advisors and other persons who work for us and our subsidiaries with incentives to maximize shareholder value and otherwise contribute to our continued success. In addition, we believe the 2015 Plan is a critical component to help us attract, retain and reward the best talent and align their interests with our shareholders. The 2015 Plan may be amended and terminated by the Compensation Committee at any time, and no awards may be made under the 2015 Plan after March 10, 2025.
Administration. The Compensation Committee administers the 2015 Plan and has the right to select the persons who receive awards under the 2015 Plan. The Compensation Committee also has the authority to set the terms and conditions of all grants and awards made under the 2015 Plan, including the term, exercise price, vesting conditions, performance measures and the consequences of termination of employment of any such grants and awards. In particular, the Compensation Committee has the authority to reduce any award as it determines appropriate and, with regard to performance criteria, to determine whether the applicable performance criteria have been met for any awards made under the 2015 Plan.
Awards Available for Grant. The 2015 Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, performance shares, performance units, annual cash incentive awards and other stock-based awards to eligible participants. Incentive stock options may only be granted to employees of the Company or its subsidiaries.
Number of Shares Authorized. The number of shares available for issuance pursuant to awards granted under the 2015 Plan is 5,000,000 shares, subject to certain adjustments described in the 2015 Plan. Except to the extent the Compensation Committee determines that an award is not intended to comply with the performance-based compensation provisions of Section 162(m) of the Internal Revenue Code, the number of awards that, in the aggregate, may be granted in any one fiscal year to any participant is limited as follows:

•	the maximum number of options and SARs is 1,000,000;

•	the maximum number of shares of restricted stock and/or RSUs is 600,000 shares and/or units;

•	the maximum aggregate payout with respect to performance units is $5,000,000 dollars (to the extent settled in cash) or 600,000 shares (to the extent settled in shares);

•	the maximum number of other awards is the fair market value (determined as of the grant date) of 600,000 shares;

•	the maximum aggregate payout (determined as of the end of the applicable performance period) with respect to annual incentive cash awards is $5,000,000; and

•
the maximum aggregate number of shares under all awards granted in any one fiscal year to any non-employee director (excluding any awards made at the election of the director in lieu of all or a portion of the director’s annual and committee cash retainer fees) is 20,000 shares.

The limitations on performance shares, performance units and other awards are applied based on the maximum amount that could be paid under each such award.
Amended and Restated 2001 Stock Option and Incentive Award Plan
The Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan, as amended, or the “2001 Incentive Plan,” was terminated and replaced by the 2015 Plan. The 2001 Incentive Plan is no longer open to participation by any of our employees, officers or directors, and no further awards may be granted under the 2001 Incentive Plan. While the plan remained in effect, the Compensation Committee administered the 2001 Incentive Plan and had the exclusive right to set the terms and conditions of grants and awards, including the term, exercise price, vesting conditions (including vesting based on the Company’s performance or upon share price performance), and consequences of termination of employment. The Compensation Committee also selected the persons who receive such grants and awards and interpreted and administered the 2001 Incentive Plan. The last awards granted under the 2001 Incentive Plan are expected to vest in 2018, and the last stock options granted under that plan will expire in 2025.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table provides information on outstanding stock option and stock awards held by the named executive officers, including both unexercised and unvested awards, as of December 31, 2017. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 31, 2017, which was $39.85.

Name of Executive	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John W. Robinson III
	160,919		—		27.80	12/5/2024
	60,750	(2)	121,500	(2)	22.64	2/26/2026
			147,180	(3)	27.18	2/24/2027
							28,846	(4)	1,149,513
							19,756	(5)	787,277	36,974		1,473,414
							38,300	(6)	1,526,255	75,068		2,991,460
							47,850	(7)	1,906,823	95,670	(9)	3,812,450
Steven A. Michaels
	11,250		—		19.92	2/23/2020
	4,735		—		29.77	2/18/2024
	7,597		—		29.25	4/15/2024
	16,884	(9)	8,316	(9)	28.04	3/10/2025
	12,850	(2)	25,700	(2)	22.64	2/26/2026
			31,140	(3)	27.18	2/24/2027
							629	(8)	25,066
							2,409	(5)	95,999	5,448		217,103
							8,100	(6)	322,785	15,876		632,659
							10,140	(7)	404,079	20,250	(9)	806,963
Ryan K. Woodley
	28,542	(10)	14,058	(10)	32.20	2/6/2025
	20,350	(2)	40,700	(2)	22.64	2/26/2026
			49,260	(3)	27.18	2/24/2027
							26,923	(4)	1,072,882
							4,092	(5)	163,066	8,069		321,550
							12,800	(6)	510,080	33,126		1,320,071
							16,020	(7)	638,397	32,010	(9)	1,275,599
Curtis L. Doman
	20,100	(10)	9,900	(10)	32.20	2/6/2025
	14,000	(2)	28,000	(2)	22.64	2/26/2026
			33,990	(3)	27.18	2/24/2027
							26,923	(4)	1,072,882
							2,871	(5)	114,409	5,694		226,906
							8,800	(6)	350,680	22,904		912,724
							11,040	(7)	439,944	22,080	(9)	879,888
Douglas A. Lindsay
	6,130	(2)	12,260	(2)	22.65	2/1/2026
			14,160	(3)	27.18	2/24/2027
							18,765	(11)	747,785
							3,680	(6)	146,648	5,490		218,777
							4,620	(7)	184,107	9,210	(9)	367,019

(1)	Reflects award value based on a share price of $39.85, the closing price of our common stock on December 31, 2017.

(2)	These options vest in three equal increments on each of March 15, 2017, 2018 and 2019.

(3)	These options vest in three equal increments on each of March 15, 2018, 2019 and 2020.

(4)	These RSUs are expected to vest on April 15, 2018.

(5)	These RSUs vested on March 15, 2018.

(6)	One half of these RSUs vested on March 15, 2018 and the remaining one-half are expected to vest on March 15, 2019.

(7)	These RSAs vest in three equal increments on each of March 15, 2018, 2019 and 2020.

(8)	These RSUs vested on February 18, 2018.

(9)
Amounts shown reflect performance shares subject to meeting specific performance goals and service periods, which, based on Company performance, are reflected at the target award level. Performance shares earned vest in three equal increments on each of March 15, 2018, 2019 and 2020.

(10)	34% of these options vested on March 15, 2016, and 33% vested on March 15, 2017. The remaining 33% vested on March 15, 2018.

(11)	These RSUs are expected to vest on February 1, 2019.
Options Exercised and Stock Vested in 2017
The following table provides information for the named executive officers on (i) stock option exercises during 2017, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
John W. Robinson III	—	—	113,414	3,343,445
Steven A. Michaels	—	—	28,105	844,026
Ryan K. Woodley	—	—	35,124	1,035,456
Curtis L. Doman	—	—	24,417	719,813
Douglas A. Lindsay	—	—	4,585	135,166

(1)	Reflects the value of shares that vested based on the closing price of our common stock on the applicable vesting date.
Pension Benefits
We do not provide defined benefit pension plans for our named executive officers.
Nonqualified Deferred Compensation as of December 31, 2017
Effective July 1, 2009, the Company implemented the Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan open to a select group of management, highly compensated employees and non-employee directors. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base salary and up to 75% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of their cash director fees. In addition, the Company elected to make restoration matching contributions on behalf of eligible employees to compensate for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan.
Compensation deferred under the plan is credited to each participant’s deferral account and a deferred compensation liability is recorded in accounts payable and accrued expenses in the consolidated balance sheets. The Deferred Compensation Plan liability was $12.9 million and $12.0 million as of December 31, 2017 and 2016, respectively. Liabilities under the plan are recorded at amounts due to participants, based on the fair value of participants’ selected investments. The Company has established a rabbi trust to fund obligations under the plan with Company-owned life insurance. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The cash surrender value of these policies totaled $17.1 million and $15.6 million as of December 31, 2017 and 2016, respectively, and is included in prepaid expenses and other assets in the consolidated balance sheets. Gains related to the changes in the cash surrender value of the Company-owned life insurance plans were $1.5 million, $0.2 million and $0.8 million as of December 31, 2017, 2016 and 2015, respectively, and were recorded within other non-operating income (expense) in the consolidated statement of earnings.
Benefits of $2.3 million, $1.4 million and $1.7 million were paid during the years ended December 31, 2017, 2016 and 2015, respectively. Effective January 1, 2018 the Company is implementing a discretionary match within the Deferred Compensation Plan. The match allows eligible employees to receive 100% matching by the Company on the first 3% of contributions and 50% on the next 2% of contributions for a total of a 4% match. The match is not to exceed $11,000 for an individual employee for 2018 and is subject to a three year cliff vesting schedule. Deferred compensation expense charged to operations for the Company’s restoration matching contributions was not significant during any of the periods presented.

The following table provides information on accounts of and compensation deferred by our named executive officers pursuant to the Deferred Compensation Plan.

Name of Executive	Named Executive Officer Contributions in 2017	Company Contributions in 2017	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2017
John W. Robinson III(1)	$—	$—	$—	$—	$—
Steven A. Michaels	77,430	—	98,036	—	526,783
Ryan K. Woodley(1)	—	—	—	—	—
Curtis L. Doman (1)	—	—	—	—	—
Douglas A. Lindsay (1)	—	—	—	—	—

(1)	Messrs. Robinson, Woodley, Doman and Lindsay do not participate in the Deferred Compensation Plan.
Potential Payments Upon Termination or Change in Control
Severance Plan. The Compensation Committee has adopted an Executive Severance Pay Plan, which we refer to as the “Severance Plan,” intended to provide senior managers certain benefits in the event their employment is terminated by us without cause or after a change in control. Messrs. Michaels, Woodley, Doman and Lindsay are eligible for benefits under this plan which was adopted to assist us in hiring executives, in retaining key leaders who are critical to the ongoing stability of our business, and to foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment. The Severance Plan also provides important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated.
John W. Robinson III. The employment agreement with Mr. Robinson specifies the payments to be provided if Mr. Robinson’s employment is terminated under various scenarios described in the agreement, including death, disability, termination with or without cause, and termination by him with or without good reason.
Other than during the two years following a change in control, if Mr. Robinson is (i) involuntarily terminated by the Company without cause (and other than due to death or disability) or (ii) he voluntarily terminates his employment for good reason, Mr. Robinson would be entitled to receive (v) continued payment of salary for a period of twenty-four months and additional cash payments during each of the twenty-four months equal to one-twelfth of his target annual incentive for the year in which his termination occurs, (w) cash in an amount equal to the pro rata portion (based on the number of days in the year occurring prior to his termination) of the average of his bonuses earned during each of the two calendar years immediately preceding the year in which his termination occurs, or, if termination occurs prior to two full years of employment, the average of the earned bonus for any completed year and his target bonus for the year of termination, (x) cash in an amount after taxes equal to twenty-four multiplied by the difference between the monthly cost of participating in the Company’s medical and dental programs under COBRA and the monthly premium that an active employee would pay for the same coverage, as of the date of termination, (y) vesting of all outstanding equity awards that have been granted to him to the extent provided under the terms of such awards and (z) payment for all accrued paid time off through his date of termination.
During the two years following any change in control, if Mr. Robinson is (i) involuntarily terminated by the Company without cause (and other than due to death or disability) or (ii) voluntarily terminates his employment for good reason, Mr. Robinson would be entitled to receive (v) cash in an amount equal to two times his base salary plus two times his target annual incentive for the year in which his termination occurs, (w) cash in an amount equal to the pro rata portion (based on the number of days in the year occurring prior to his termination) of the average of his bonuses earned during each of the two calendar years immediately preceding the year in which his termination occurs, or, if termination occurs prior to two full years of employment, the average of the earned bonus for any completed year and his target bonus for the year of termination, (x) cash in an amount after taxes equal to twenty-four times the applicable COBRA premium to participate in the Company’s medical and dental programs, as of the date of termination, (y) full vesting of all outstanding equity awards that have been granted to him and (z) payment for all accrued paid time off through his date of termination.
If Mr. Robinson voluntarily terminates his employment (other than for good reason or due to death or disability) or is involuntarily terminated by the Company for cause, Mr. Robinson would be entitled only to accrued but unpaid salary and earned bonus through the last day of his employment.
In the event of Mr. Robinson’s termination due to death or disability, Mr. Robinson (or his estate or beneficiary, as the case may be) would be entitled to receive any amounts accrued through his termination, including base salary and earned bonus. In addition, he would also be entitled to receive a pro rata bonus for the fiscal year in which the termination occurs equal to the bonus that would be payable under any annual bonus plan based on the Company’s performance at the end of the last completed fiscal quarter, prorated based on the number of days he worked in such year.

If any payments to be made or benefits to be provided under our employment agreement with Mr. Robinson would result in a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits will be reduced to the minimum extent necessary so that no such payment or benefit, as so reduced, would constitute a parachute payment, unless the net after-tax amount Mr. Robinson would receive without this reduction exceeds by at least 10% the net after-tax amount he would receive with this reduction.
Assuming Mr. Robinson’s employment terminated or there was a change in control on December 31, 2017, such payments and benefits have an estimated value of:

John W. Robinson III
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$1,156,100	$1,156,100
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$18,249,326	$1,156,100	$19,405,426
Termination due to Disability	$—	$18,249,326	$1,156,100	$19,405,426
Termination by Company without Cause	$3,045,868	$1,053,720	$1,156,100	$5,255,688
Termination by Executive for Good Reason	$3,045,868	$1,053,720	$1,156,100	$5,255,688
Termination by Company without Cause (following CIC)	$3,065,531	$18,249,326	$1,156,100	$22,470,957
Termination by Executive for Good Reason (following CIC)	$3,065,531	$18,249,326	$1,156,100	$22,470,957
Change in Control (CIC)	$—	$1,795,863	$—	$1,795,863
Steven A. Michaels, Ryan K. Woodley, Curtis L. Doman and Douglas A. Lindsay. Each of Messrs. Michaels, Woodley, Doman and Lindsay would receive awards under our Severance Plan upon termination of employment without cause or following a change in control. Under the terms of our Executive Severance Pay Plan that applied to Messrs. Michaels, Woodley, Doman and Lindsay in 2017, non-equity awards would also be granted in certain instances upon termination of employment or in the event of a change in control. Under the 2001 Incentive Plan, vesting is accelerated with respect to outstanding equity awards in certain instances upon termination of employment or in the event of a change in control. Under the 2015 Equity Incentive Plan, vesting is accelerated with respect to outstanding equity awards in certain instances but only upon termination of employment. Messrs. Woodley and Doman would also receive payments under their employment arrangements with the Company upon termination of their employment without cause or their resignation for good reason.
Assuming Mr. Michaels’ employment terminated or there was a change in control on December 31, 2017, such payments and benefits have an estimated value of:

Steven A. Michaels
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$3,439,705	$—	$3,439,705
Termination due to Disability	$—	$3,414,639	$—	$3,414,639
Termination by Company without Cause	$570,134	$—	$—	$570,134
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$2,240,247	$3,439,705	$789,900	$6,469,852
Termination by Executive for Good Reason (following CIC)	$2,240,247	$3,439,705	$789,900	$6,469,852
Change in Control (CIC)	$—	$25,066	$—	$25,066

Assuming Mr. Woodley’s employment terminated or there was a change in control on December 31, 2017, such payments and benefits have an estimated value of:

Ryan K. Woodley
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$6,733,759	$603,200	$7,336,959
Termination due to Disability	$—	$6,733,759	$603,200	$7,336,959
Termination by Company without Cause	$456,054	$983,475	$—	$1,439,529
Termination by Executive for Good Reason	$456,054	$983,475	$—	$1,439,529
Termination by Company without Cause (following CIC)	$1,782,107	$6,733,759	$603,200	$9,119,066
Termination by Executive for Good Reason (following CIC)	$1,782,107	$6,733,759	$603,200	$9,119,066
Change in Control (CIC)	$—	$1,072,882	$—	$1,072,882
Assuming Mr. Doman’s employment terminated or there was a change in control on December 31, 2017, such payments and benefits have an estimated value of:

Curtis H. Doman
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$4,985,702	$554,600	$5,540,302
Termination due to Disability	$—	$4,985,702	$554,600	$5,540,302
Termination by Company without Cause	$419,217	$983,475	$—	$1,402,692
Termination by Executive for Good Reason	$419,217	$983,475	$—	$1,402,692
Termination by Company without Cause (following CIC)	$1,228,826	$4,985,702	$554,600	$6,769,128
Termination by Executive for Good Reason (following CIC)	$1,228,826	$4,985,702	$554,600	$6,769,128
Change in Control (CIC)	$—	$1,072,882	$—	$1,072,882

Assuming Mr. Lindsay’s employment terminated or there was a change in control on December 31, 2017, such payments and benefits have an estimated value of:

Douglas A. Lindsay
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$2,054,614	$—	$2,054,614
Termination due to Disability	$—	$2,054,614	$—	$2,054,614
Termination by Company without Cause	$518,949	$—	$—	$518,949
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$2,037,898	$2,054,614	$744,600	$4,837,112
Termination by Executive for Good Reason (following CIC)	$2,037,898	$2,054,614	$744,600	$4,837,112
Change in Control (CIC)	$—	$—	$—	$—
Employment Agreement Definitions. For purposes of our employment agreement with Mr. Robinson, “Cause” generally means such person’s (i) material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; (ii) conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (iii) material breach of his employment agreement. A termination of Mr. Robinson for Cause based on clause (i) or (iii) of the preceding sentence would take effect 30 days after Mr. Robinson receives from the Company written notice of intent to terminate and the Company’s description of the alleged Cause, unless Mr. Robinson shall, during such 30-day period, remedy the events or circumstances constituting Cause; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination of Cause under any clause if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).
The definition of “Cause” for purposes of our employment agreements with Messrs. Woodley and Doman are substantially similar to those contained in our employment agreement with Mr. Robinson.
For purposes of our employment agreement with Mr. Robinson, “Change in Control” generally means: (i) the acquisition (other than from the Company) by any person of beneficial ownership, of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the Outstanding Company Voting Securities, excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.
For purposes of the employment agreements described herein, “Good Reason” generally means: (i) any material reduction in the named executive officer’s base salary; (ii) any material reduction in the named executive officer’s authority, duties or responsibilities; (iii) any significant change in the geographic location at which the named executive officer must perform his duties; or (iv) any material breach of the named executive officer’s employment agreement by the Company.
For purposes of the employment agreements described herein, “Disability” shall mean the named executive officer’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.

Severance Plan Definitions. Our Severance Plan contains definitions for the terms “Cause,” “Change in Control,” “Good Reason” and “Disability” which are substantially similar to those contained in “—Potential Payments Upon Termination or Change in Control—Employment Agreement Definitions” above.
Incentive Plans. Generally, under the terms of our Executive Severance Pay Plan, in the event of a change in control, the named executive officer would receive an automatic payment of target-level cash bonuses, prorated to the extent the change in control occurs during the annual performance period. The Executive Severance Pay Plan does not contain a provision accelerating or awarding payments in the event of termination.
Generally, under the terms of the 2001 Incentive Plan and the related award agreements, all outstanding unvested equity awards of restricted stock, RSUs, performance shares and stock options immediately vest in the event of termination of employment due to death or, in the case of awards granted in 2014 or later, disability. In the event of termination for any other reason not in connection with a change in control, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, performance shares and restricted stock awards granted before 2015 would immediately vest; awards granted in 2015 or later would vest only upon a termination by the employer without Cause or by the executive officer for Good Reason during the following two years.
Under the terms of the 2015 Equity Incentive Plan and the related award agreements that apply to our executive officers, all outstanding unvested stock options, RSUs and earned performance shares immediately vest in the event of termination of employment due to death or disability. With respect to performance shares that have not been earned at the time of a termination of employment due to death or disability, those performance shares will not vest immediately, but rather, will vest at the earned amount that is determined at the end of the performance period applicable to those performance shares. In the event of termination for any other reason not in connection with a change in control, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, RSUs and performance shares would vest upon a termination by the employer without Cause or by the executive officer for Good Reason during the following two years.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth aggregate information as of December 31, 2017 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	3,421,381	$25.56	2,380,572
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	3,421,381	$25.56	2,380,572

(1) Of the 3,421,381 securities to be issued upon exercise of the outstanding options, warrants and rights, 1,652,013 are options with a weighted average exercise price of $25.56 and the remaining 1,769,368 are RSUs, RSAs and performance shares that do not have an exercise price.

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” employee and the annual total compensation of John W. Robinson III, our President and Chief Executive Officer (“CEO”).
For 2017, our last completed fiscal year:

•	The annual total compensation of the employee identified as the median employee of our company (other than our CEO), was $31,512;

•	The annual total compensation of our CEO was $7,019,209; and

•	The ratio between the annual total compensation of our CEO to the annual total compensation of the median employee was estimated to be 223-to-1.

The methodology and material assumptions, adjustments, and estimates used to identify our median employee for this purpose were as follows:

•
We selected December 31, 2017 as the determination date for purposes of identifying our median employee. We determined that, as of December 31, 2017, our employee population consisted of approximately 12,208 individuals globally.

•
All of our employees located outside the United States are located in Canada and in the aggregate comprise less than 5% of our total employee population. Pursuant to SEC rules, we excluded our Canadian population of 294 employees from the total employee population used to identify the median employee. As a result, the employee population used for purposes of identifying the median employee consisted of 11,914 employees, all of whom were located in the United States.

•
Given the availability of payroll data, we employed statistical sampling (excluding our CEO) to identify the “median employee.” To identify the sample population, we used the annual rate of pay for 2017, with salaries annualized for those permanent employees who did not work for the full year. We combined each of Aaron’s, Inc.’s operating subsidiaries (the Aaron’s Business, Progressive Leasing and Dent-A-Med, Inc.) into a singular population given the similarity of operating subsidiary population median pay. From this combined population we calculated the median, standard deviation and variance of this population to determine a sample size of 400 employees. A computer-generated random sampling method was employed to determine the individuals in the 400 person sample. We then obtained 2017 earnings reported in Box 1 on Form W-2 for each of the 400 employees in the sample to identify our median employee.

•
With respect to the annual total compensation of the median employee, we identified and calculated the elements of such median employee’s compensation using the same methodology reflected in the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median paid employee and calculating this pay ratio allow companies to apply various methodologies and assumptions. As a result, the pay ratio reported above may not be comparable to the pay ratio reported by other companies.

AUDIT COMMITTEE REPORT
Committee Composition and Skills
The Audit Committee is comprised of five non-employee directors. The Company’s Board of Directors (the “Board”) has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria that apply to members of the Audit Committee under SEC and NYSE rules. The Board has also determined that Ms. Day and Messrs. Curling, Ehmer, and Harris are “audit committee financial experts,” as defined by the SEC. All of the Audit Committee members attended 100% of the meetings of the Audit Committee held during our 2017 fiscal year, with the exception of one member who missed one Audit Committee meeting due to illness. See “Governance-Nominees to Serve as Director” for highlights of the experience, qualifications and skills of each Audit Committee member.
Responsibilities of the Audit Committee, Management, and the External Auditor
The Audit Committee is responsible for the appointment, compensation, and oversight of Ernst & Young LLP, which we refer to as “EY,” the Company’s independent registered public accounting firm. Further, the Audit Committee is responsible for monitoring and overseeing the Company’s financial reporting, internal controls, internal audit functions, and critical accounting policies and practices, all as set forth in the Audit Committee’s charter, which is a written charter adopted by the Company’s Board that outlines the responsibilities and practices of the Audit Committee. The Audit Committee charter is available through the Company’s website, http://www.aarons.com.
Regarding its oversight of the Company’s internal audit function, the Audit Committee reviewed the internal audit plan and staffing of the Company’s internal audit department for 2017. The Company’s Vice President of Internal Audit reports directly to the Audit Committee, and meets with the Audit Committee in executive session on a regular basis to discuss the progress and results of the internal audit and other matters.
The Audit Committee also oversees the Company’s risk function, which includes reviewing the Company’s:

•	policies and procedures to assess, monitor, and manage various types of risks;

•	compliance programs;

•	ethics program; and

•	information security and privacy program, including its cybersecurity risk mitigation initiatives.
In carrying out that oversight, the Committee receives reports from the Company’s most senior risk, compliance and information security managers on a regular basis during its meetings, and meets with those managers in executive sessions periodically. In addition, the Audit Committee reviews the Company’s procedures relating to the receipt, retention and investigation of, and response to, any complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding accounting or auditing matters.
The Audit Committee also reviews and discusses with management, the Company’s internal auditors and EY the quarterly and annual earnings press releases, consolidated financial statements (including any presentation of non-GAAP financial information), and disclosures contained in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including those under the heading “Management’s Discussion and Analysis and Financial Condition and Results of Operations.” During fiscal year 2017, the Audit Committee held nine meetings.

Management has primary responsibility for:

•	The presentation and integrity of the Company’s consolidated financial statements;

•	Implementing accounting and financial reporting principles;

•	Establishing and maintaining disclosure controls and procedures;

•	Establishing and maintaining internal controls over financial reporting;

•	Evaluating the effectiveness of disclosure controls and procedures;

•	Evaluating the effectiveness of internal controls over financial reporting;

•	Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting; and

•	Establishing and maintaining the Company’s Enterprise Risk Management program.
EY is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. EY also is responsible for performing an audit of internal controls over financial reporting. The Audit Committee reviewed EY’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K.
Appointment of EY
EY has served as the Company’s independent registered public accounting firm since 1991. Before retaining EY for the Company’s 2017 fiscal year, the Audit Committee considered, among other things:

•	EY’s historical and recent performance on the Company’s audit;

•	EY’s capability, expertise, and relevant industry knowledge;

•	External information on EY’s audit quality and performance, such as reports from the Public Company Accounting Oversight Board (“PCAOB”);

•	EY’s fees and related staffing of our account; and

•
EY’s independence and tenure as our auditor, including the benefits and independence risks of having a long-tenured auditor, and the controls and processes of the Company and EY that help ensure EY’s independence.

After determining to retain EY for 2017, the Audit Committee reviewed the terms of the proposed engagement, which included proposed fees for 2017. Throughout 2017, the Audit Committee, or the Chair of the Audit Committee (pursuant to delegated authority from the Audit Committee), reviewed engagements for additional audit or non-audit projects, and the related fees, that were outside the scope of the previously approved 2017 EY engagement.
Discussions with EY
As discussed above, the Audit Committee regularly meets with EY, with and without management present, to discuss, among other matters, the results of its examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In keeping with its responsibilities, the Audit Committee has discussed with EY the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees (which has been reorganized and is now codified as PCAOB Auditing Standard No. 1301). The Audit Committee has received the written disclosures and the letter from EY required by the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence, as well as the overall scope and plans for its audit.

Audited Consolidated Financial Statements
The Audit Committee has reviewed and discussed the Company’s audited, consolidated financial statements for the fiscal year ended December 31, 2017 with management and with EY. Based on these discussions, reports of management and EY, and the Audit Committee’s review of the representations of management, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the audited, consolidated financial statements of the Company, for the fiscal year ended December 31, 2017, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.
This report is respectfully submitted by the Audit Committee of the board of directors.

The Audit Committee

Cynthia N. Day (Chair)
Douglas C. Curling
Walter G. Ehmer
Hubert L. Harris, Jr.
Robert H. Yanker

AUDIT MATTERS
Fees Billed in the Last Two Fiscal Years
EY served as our independent registered public accounting firm for the years ended December 31, 2017 and 2016 and has been selected by the Audit Committee to continue as our independent registered public accounting firm for the current fiscal year. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

	Year Ended December 31,
	2017	2016
Audit Fees(1)	$2,505,250	$2,488,760
Audit-Related Fees(2)	18,000	8,000
Tax Fees(3)	1,074,176	1,402,818
All Other Fees(4)	1,995	1,995
TOTAL	$3,599,421	$3,901,573

(1)
Includes fees associated with the annual audit of the consolidated financial statements (including amounts in connection with certain 2017 audit procedures for the acquisition of SEI/Aaron's, Inc.), internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC (including SEC comment letters in 2016), and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. In addition to the fees reflected above, the Company reimbursed EY for out of pocket expenses that were incurred while performing these audit services totaling $50,328 and $50,224 in 2017 and 2016, respectively.

(2)
Includes fees associated with the audit report in the franchise disclosure document incurred in 2017 and 2016, debt covenant letter in 2017, and agreed upon procedures report for DAMI debt compliance in 2017.

(3)	Includes fees for tax compliance, tax advice and tax planning services.

(4)	Includes fees associated with the Company’s online accounting research subscription.
Approval of Auditor Services
The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which we refer to as the “Pre-Approval Policy.” Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).
Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chair. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent auditors to management.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information, as of March 13, 2018, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers for 2017, and (iv) all of our executive officers, directors and director nominees as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
BlackRock Inc.	7,546,411	(3)	10.70%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	6,406,924	(4)	9.05%
100 Vanguard Boulevard
Malvern, PA 19355
Dimensional Fund Advisors, LP.	5,967,061	(5)	8.43%
Building One
6300 Bee Cave Road
Austin, TX 19355
FMR LLC	4,308,639	(6)	6.09%
245 Summer Street
Boston, MA 02210
John W. Robinson III	680,519	(7)	*
Steven A. Michaels	145,015	(8)	*
Ryan K. Woodley	248,317	(9)	*
Curtis L. Doman	302,016	(10)	*
Douglas A. Lindsay	40,926	(11)	*
Kathy T. Betty	31,657	(12)	*
Douglas C. Curling	7,679	(12)	*
Cynthia N. Day	14,167	(12)	*
Walther G. Ehmer	5,724	(12)	*
Hubert L. Harris, Jr.	16,167	(13)	*
Ray M. Robinson	26,792	(14)	*
Robert H. Yanker	5,724	(12)	*
All executive officers, directors and nominees as a group (a total of 14 persons)	1,630,790	(15)	2.28%
* Less than 1%.

(1)	Unless otherwise stated, the address for each beneficial owner is c/o Aaron’s, Inc., 400 Galleria Parkway SE, Suite 300, Atlanta, Georgia 30339.

(2)
Percentages for executive officers, directors and nominees are based on (i) 71,586,938 shares of common stock outstanding at March 13, 2018 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter, and any RSUs, RSAs, and PSU's, that vest for each named person within 60 days thereafter.

(3)
As of December 31, 2017, based on information provided in a Schedule 13G/A filed with the SEC on January 17, 2018 by BlackRock, Inc., which we refer to as “BlackRock,” in which BlackRock reported that it has sole voting power with respect to 7,269,768 shares of our common stock and sole power to dispose of, or direct the disposition of, 7,546,411 shares of our common stock.

(4)
As of December 31, 2017, based on information provided in a Schedule 13G/A filed with the SEC on February 7, 2018 by The Vanguard Group, which we refer to as “Vanguard,” in which Vanguard reported that it has sole voting power with respect to 69,699 shares of our common stock, shared voting power with respect to 8,046 shares of our common stock, sole power to dispose of, or direct the disposition of, 6,334,281 shares of our common stock, and shared power to dispose of, or direct the disposition of, 72,643 shares of our common stock. Based on the Schedule 13G/A, (i) the Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 64,597 shares as a result of its serving as investment manager of collective trust accounts and (ii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 13,148 shares as a result of its serving as investment manager of Australian investment offerings.

(5)
As of December 31, 2017, based on information provided in a Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP, which we refer to as “Dimensional,” in which Dimensional reported that it has sole voting power with respect to 5,824,090 shares of our common stock and sole power to dispose of, or direct the disposition of, 5,967,061 shares of our common stock. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. Dimensional or its subsidiaries may possess voting or investment power over shares of our common stock that are owned by these investment companies, trusts and accounts, and may be deemed to be the beneficial owner of the shares of our common stock held by these investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of all shares of our common stock.

(6)
As of December 31, 2017, based on information provided in a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC, Abigail P. Johnson and Fidelity Small Cap Discovery Fund. FMR LLC reported sole dispositive power with regard to the shares of common stock listed, but possesses sole voting power only with regard to 11,421 shares. Ms. Johnson reported sole dispositive power, but no voting power, with regard to the shares of common stock listed. Fidelity Small Cap Discovery Fund reported voting power, but not dispositive power, with regard to 4,308,639 shares of the common stock listed. Ms. Johnson is a director, the chairman and the chief executive officer of FMR LLC. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, which we refer to as the “Fidelity Funds,” advised by Fidelity Management & Research Company, which we refer to as “FMR Co,” a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(7)
Includes (i) 160,919 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 170,560 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iii) 38,906 RSUs vesting on March 15, 2018, (iv) 28,846 RSUs vesting on April 15, 2018, (v) 119,282 PSUs which have met performance conditions and are scheduled to vest on March 15, 2018, and (vi) 75,360 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 246,200 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (ii) 19,150 RSUs that remain subject to vesting conditions and, (iv) 182,102 PSUs that remain subject to vesting conditions.

(8)
Includes (i) 48,782 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 36,080 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iii) 6,459 RSUs vesting on March 15, 2018, (iv) 22,863 PSUs which have met performance conditions and are scheduled to vest on March 15, 2018, and (v) 17,580 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 57,250 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (ii) 4,050 RSUs that remain subject to vesting conditions and, (iii) 41,772 PSUs that remain subject to vesting conditions.

(9)
Includes (i) 42,600 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 57,120 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iii) 10,492 RSUs vesting on March 15, 2018, (iv) 26,923 RSUs vesting on April 15, 2018, (v) 42,323 PSUs which have met performance conditions and are scheduled to vest on March 15, 2018, and (v) 28,740 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 93,510 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (ii) 6,400 RSUs that remain subject to vesting conditions and, (iii) 92,265 PSUs that remain subject to vesting conditions.

(10)
Includes (i) 30,000 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 39,330 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iii) 7,271 RSUs vesting on March 15, 2018, (iv) 26,923 RSUs vesting April 15, 2018, (v) 29,349 PSUs which have met performance conditions and are scheduled to vest on March 15, 2018, and (vi) 18,600 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 60,600 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (ii) 4,400 RSUs that remain subject to vesting conditions and, (iii) 50,948 PSUs that remain subject to vesting conditions.

(11)
Includes (i) 16,980 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (ii) 1,840 RSUs vesting on March 15, 2018, (iii) 7,261 PSUs which have met performance conditions and are scheduled to vest on March 15, 2018, and (iv) 11,790 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 38,250 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (ii) 20,605 RSUs that remain subject to vesting conditions and, (iii) 26,087 PSUs that remain subject to vesting conditions.

(12)	Does not include 2,509 RSUs that remain subject to vesting conditions.

(13)	Includes 2,000 shares of common stock held by Mr. Harris’ spouse. Does not include 2,509 RSUs that remain subject to vesting conditions.

(14)
Includes 6,000 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable. Does not include 2,509 RSUs that remain subject to vesting conditions.

(15)
Includes (i) 325,809 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 341,580 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iii) 5,651 shares of common stock held in 401(k) plan accounts, (iv) 71,985 RSUs vesting on March 15, 2018, (v) 82,692 RSUs vesting on April 15, 2018, (vi) 235,123 PSUs vesting on March 15, 2018, and (vi) 162,240 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 528,870 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (ii) 57,005 shares of RSUs that remain subject to vesting conditions, and (iii) 417,412 PSUs that remain subject to vesting conditions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions
The charter of the Audit Committee provides that the Audit Committee shall review and ratify all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review, and approval or ratification, of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $100,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disinterested directors serving on our board of directors, for approval, ratification or other action.
In addition, our Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Business Conduct and Ethics sets forth various examples of when conflict of interest situations may arise, including when an officer or director, or members of his or her family: receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.
Related Party Transactions
Aaron Ventures. Aaron Ventures I, LLC, which we refer to as “Aaron Ventures,” was formed in December 2002 for the purpose of acquiring properties from the Company and leasing them back to the Company and is controlled by certain of the Company’s current and former executives. Aaron Ventures purchased properties from the Company in 2002 and 2004, and leased 19 of those properties back to the Company. During late 2017 and early 2018, the Company renewed leases with Aaron Ventures for 16 of the 19 properties that the Company leased from Aaron Ventures at that time, under various renewal terms, ranging from five to eight years. In the aggregate, the 19 leases have a current annual rental of approximately $2.0 million. Once the lease renewals and the related new rental rates become effective, the annual rental for the 19 properties the Company is leasing from Aaron Ventures will be approximately $1.5 million. The aggregate rental amount will be reduced further once the three leases that are not being extended expire in 2019. Our Audit Committee reviewed the proposed terms and conditions of these lease renewals with Company management, including the proposed new rental amounts, as compared to the existing rental amounts and as compared to prevailing market rental rates, and other terms for each relevant market, and then pre-approved the aforementioned lease renewals with Aaron Ventures.
During 2017, Mr. Robert Sinclair, an executive officer of the Company, served as a manager of Aaron Ventures. All of Aaron Ventures owners are current or former officers of the Company and includes Mr. Sinclair, whose ownership interest in Aaron Ventures is approximately 6.667%.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING
What is the purpose of this Proxy Statement?
This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This Proxy Statement is also used by our board of directors to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our board of directors has designated John W. Robinson III, Steven A. Michaels and Robert W. Kamerschen to vote the shares of common stock represented by proxies at the Annual Meeting.

Who is entitled to vote on the matters discussed in the Proxy Statement?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on March 13, 2018, the “record date” for the Annual Meeting, including shares of restricted stock issued pursuant to the 2015 Incentive Plan that are still subject to vesting requirements. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, 70,088,949 shares of our common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the Annual Meeting. Shares represented by valid proxies received but marked as abstentions, and shares reflecting broker nonvotes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of common stock I hold?
Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on. You are not entitled to cumulate votes with respect to the proposal to elect directors.

What proposals will require my vote?
You are being asked to vote on the following proposals:

•	To elect nine directors to serve for a term expiring at the 2019 Annual Meeting of Shareholders.

•	To vote on a non-binding, advisory resolution approving Aaron’s executive compensation.

•	To vote to approve the Aaron's Inc. Employee Stock Purchase Plan

•	To ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2018.

What vote is required to approve each proposal or elect directors, and how will my vote be counted?
Proposal 1-Election of Directors
Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our board of directors which can then choose to accept it, reject it or take other action our board of directors deems appropriate.

Proposal 2-Advisory Vote on Executive Compensation
Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 3-Approval of the Aaron's Inc. Employee Stock Purchase Plan
Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to approve our Employee Stock Purchase Plan. Assuming a quorum is present, the proposal to approve our Employee Stock Purchase Plan will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 4-Ratification of the Appointment of the Independent Registered Public Accounting Firm
Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to appoint EY as Aaron’s independent registered public accounting firm for 2018. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2018 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:

•	“FOR” the election of each of the nine director nominees named in this Proxy Statement to serve for a term expiring at the 2019 Annual Meeting of Shareholders (Proposal 1).

•	“FOR” approval of a non-binding, advisory resolution approving Aaron’s executive compensation (Proposal 2).

•	“FOR” approval of the Aaron's, Inc. Employee Stock Purchase Plan (Proposal 3).

•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal 4).
How do I vote?
If you are a shareholder of record, then you have four voting options. You may vote:

•	Over the Internet at the website listed in our Notice and Access Letter.

•	By telephone using the telephone number listed in our Notice and Access Letter.

•
By completing, signing, dating and returning a written proxy card. To vote by using a written proxy card, mark your selections on the proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope which will be included with the written proxy card.

•	By attending the Annual Meeting and voting in person.
We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting to ensure your shares are voted even if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to May 8, 2018 at 11:59 p.m., Eastern time, to ensure your vote is counted. Proxy cards from shareholders who requested a written proxy card will be accepted when received up through the closing of the polls at the Annual Meeting.
If you are a registered holder and you vote your proxy by telephone or over the Internet, or if you complete, sign, date and return a written proxy card, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted “FOR” proposals 1, 2 3, and 4 in this Proxy Statement, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.

If you are a beneficial holder, then please refer to the instructions provided by your broker, bank or other nominee regarding how to vote.
What is the difference between a shareholder of record and a beneficial holder of shares?
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a “shareholder of record” with respect to those shares. Shareholders of record will receive a copy of the Notice and Access Letter and, if requested, written copies of this Proxy Statement, the Annual Shareholders Report and a proxy card to vote their shares of our common stock.
If your shares are held in “street name” through a broker, bank or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank or other nominee. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank or other nominee.
I am a beneficial holder. How are my shares voted if I do not return voting instructions?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of EY as our independent registered public accounting firm for 2018 is considered a routine matter.
The election of directors, the non-binding, advisory resolution to approve our executive compensation and the proposal to approve the Aaron's, Inc. Employee Stock Purchase Plan are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.
Can I change my mind after I vote?
If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:

•	Vote again using the Internet or by telephone prior to the Annual Meeting.

•	Sign another proxy card with a later date and return it to us prior to the Annual Meeting.

•	Attend the Annual Meeting in person and vote in person.
If you hold your shares in "street name" as a beneficial holder, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.
How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?
If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then John W. Robinson III, Steven A. Michaels and Robert W. Kamerschen, or any one of them, as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Annual Meeting but which is not described in this Proxy Statement, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law or by our charter. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for shareholder action at the Annual Meeting.
Who will tabulate and certify the vote?
Representatives of Computershare, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting, and certify the final vote on all matters considered at the Annual Meeting.

What does it mean if I receive more than one copy of the Notice and Access Letter?
This means that you have multiple accounts holding shares of our common stock with brokers or our transfer agent. You will need to vote separately with respect to each proxy card that you receive. Please vote all of the shares you are entitled to vote. See “Additional Information—Householding of Annual Meeting Materials” for more information.
How can I request a written set of proxy materials, including a proxy card, or an additional set of proxy materials for the Annual Meeting?
All shareholders have the ability to access this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, a written proxy card and the Annual Report by (i) accessing the materials at http://www.envisionreports.com/AAN, http://www.aarons.com/proxy and http://www.aarons.com/annualreport or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339, Attn. Corporate Secretary.
What happens if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting.
What do I need to do if I want to attend the Annual Meeting?
Only shareholders, our board of directors, board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of March 13, 2018 to be admitted to the Annual Meeting. If you hold your shares through a bank, broker or other nominee, more commonly known as holding shares in “street name,” and desire to vote at the Annual Meeting, you must inform your broker or other nominee and request a “legal” proxy from the broker or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned Aaron’s common stock as of the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.
How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee estimated to be up to $11,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses.
In addition to solicitation by mail and the Internet, certain officers, directors and employees of the Company may solicit proxies by telephone, email, facsimile or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses.
IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE AND ACCESS LETTER.

ADDITIONAL INFORMATION
Shareholder Proposals for 2019 Annual Meeting of Shareholders
In accordance with the provisions of Rule 14a-8(e) of the Exchange Act, proposals of shareholders intended to be presented at the 2019 Annual Meeting of Shareholders must be received by November 29, 2018 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.
Other shareholder proposals not made in accordance with the provisions of Rule 14a-8 must be submitted to our board of directors in compliance with the Company’s bylaws between 90 to 120 days prior to the date of the 2019 Annual Meeting of Shareholders in order to be considered timely, which we currently anticipate will be held on or around May 8, 2019. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2019 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2019 Annual Meeting of Shareholders.
Any shareholder desiring to nominate a candidate for election as a director at the 2019 Annual Meeting of Shareholders must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on January 8, 2019, and no later than the close of business on March 11, 2019, unless the date of the 2019 Annual Meeting of Shareholders is not scheduled to be held between April 8, 2019 and July 17, 2019 (in which case any such nomination must be submitted to our President not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2019 Annual Meeting of Shareholders and not later than the close of business on the later of the sixtieth (60th) day prior to the 2019 Annual Meeting of Shareholders or the tenth (10th) day following the day when the date of the 2019 Annual Meeting of Shareholders is first publicly announced by us). Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated there under, in connection with any acquisition of shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act.
The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.

Householding of Annual Meeting Materials
As permitted by the Securities and Exchange Commission, only one copy of our Notice and Access Letter regarding the annual meeting may be delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our Notice and Access Letter (or proxy materials, if applicable) to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of our Notice and Access Letter may contact us to request multiple copies in the future. Alternatively, shareholders residing at the same address and currently receiving multiple copies of our Notice and Access Letter (or proxy materials, if applicable) may request that only a single copy be mailed in the future. The Company will promptly deliver additional copies of this Proxy Statement and other proxy materials to any shareholder who contacts the Company’s principal corporate office at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, MacKenzie Partners.
Communicating with the Board of Directors and Corporate Governance Documents
The Company’s security holders and other interested parties may communicate with our board of directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Aaron’s, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.
The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the Senior Financial Officers and Employees and its Corporate Governance Guidelines can each be viewed by clicking the “Corporate Governance” tab on the Investor Relations area of the Company’s website at http://www.aarons.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, Aaron’s, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Other Action at the Meeting
As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
Moreover, our board of directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that our board of directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.
*   *   *   *   *   *

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. Kamerschen
Executive Vice President, General Counsel,
Chief Administrative Officer & Corporate Secretary
March 29, 2018

Appendix A

AARON’S, INC.
EMPLOYEE STOCK PURCHASE PLAN
Effective March 2, 2018

AARON’S, INC.
EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.
PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN

1.1     Purpose and Scope. The purpose of the Aaron’s, Inc. Employee Stock Purchase Plan, as it may be amended from time to time (the “Plan”), is to assist employees of Aaron’s, Inc., a Georgia corporation (the “Company”) and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.
ARTICLE II. DEFINITIONS

Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

2.1“Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an agent of an Employee with regard to the Plan.

2.2“Administrator” shall mean the Committee, or such individuals to which authority to provide administrative services under this Plan has been delegated under Section 7.1 hereof.

2.3	“Board” shall mean the Board of Directors of the Company.

2.4	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5	“Committee” shall mean the Compensation Committee of the Board.

2.6“Common Stock” shall mean the common stock, par value $0.50 per share, of the Company.

2.7	“Company” shall have such meaning as set forth in Section 1.1 hereof.

2.8“Compensation” of an Employee shall mean the base salary and wages paid to the Employee from the Company or any Designated Subsidiary on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, but excluding bonuses, commissions, military pay, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, restricted stock, restricted stock units, performance shares or other compensatory equity or equity-based awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings but shall be withheld from the Employee’s net income.

2.9“Designated Subsidiary” shall mean each Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, in accordance with Section 7.2 hereof.

2.10“Effective Date” shall mean the date as of which the Plan is adopted by the Board, subject to the Plan obtaining stockholder approval in accordance with Section 7.7 hereof.

2.11“Eligible Employee” shall mean an Employee who (i) has been employed by the Company or a Designated

Subsidiary for at least six (6) months, (ii) customarily works more than twenty (20) hours per week, and (iii) is not a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan as an Eligible Employee (x) any other Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level and/or (B) who is an officer, and/or (y) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such Employee is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (i) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan or the Option to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (x) and/or (y) shall be applied in an identical manner under each Offering Period to all Employees of the Company and all Designated Subsidiaries, in accordance with Treasury Regulation Section 1.423-2(e).

2.12“Employee” shall mean any person who renders services to the Company or a Designated Subsidiary as an “employee” within the meaning of Section 3401(c) of the Code pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or Designated Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

2.13“Enrollment Date” shall mean the first date of each Offering Period.

2.14“Exercise Date” shall mean the last Trading Day of each Offering Period, except as provided in Section 5.3 hereof.

2.15“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

2.16“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(a)If the Common Stock is (i) listed on any national securities exchange, (including, without limitation, the New York Stock Exchange), (ii) listed on any national market system, or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there are no sales for a share of Common Stock reported on the date in question, the closing sales price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)If the Common Stock is not listed on a national securities exchange, national market system, or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)If the Common Stock is neither listed on a national securities exchange, national market system, or automated quotation system, nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.17“Grant Date” shall mean the first Trading Day of an Offering Period.

2.18“New Exercise Date” shall have such meaning as set forth in Section 5.3(b) hereof.

2.19“Offering Period” shall mean such period of time commencing on such date(s) as determined by the Administrator, in its sole discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Administrator at any time, in its sole discretion; provided, that unless otherwise determined by the Administrator, each Offering Period shall be six (6) months in duration and the first day of each such Offering Period shall be the first Trading Day of such six (6)- month period. Notwithstanding the foregoing, in no event may an Offering Period exceed twenty-seven (27) months.

2.20“Option” shall mean the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.

2.21“Option Price” shall mean the purchase price of a share of Common Stock hereunder as provided in Section 4.2 hereof.

2.22“Participant” shall mean any Eligible Employee who elects to participate in the Plan.

2.23“Parent” shall mean any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code and the regulations promulgated thereunder.

2.24“Payday” shall mean the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.25	“Plan” shall have such meaning as set forth in Section 1.1 hereof.

2.26“Plan Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant.

2.27	“Restricted Period” shall mean the one (1) year period from the Exercise Date.

2.28“Subsidiary” shall mean any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code and the regulations promulgated thereunder. In addition, with respect to any sub-plans adopted under Section 7.1(d) hereof which are designed to be outside the scope of Section 423 of the Code, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.29“Trading Day” shall mean a day on which the principal securities exchange, national market system, or automated quotation system on which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a national securities exchange, shall mean a business day, as determined by the Administrator in good faith.

2.30“Withdrawal Election” shall have such meaning as set forth in Section 6.1(a) hereof.
ARTICLE III.
PARTICIPATION

3.1	Eligibility.

(a)Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles IV and V hereof, and the limitations imposed by Section 423(b) of the Code and the regulations promulgated thereunder.

(b)Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an Option under the Plan (i) to the extent that, immediately after the grant of the Option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company or any Parent or any Subsidiary and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of the Company or any Parent or any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or any Parent

or any Subsidiary accrues (within the meaning of Section 423(b)(8) of the Code) at a rate that exceeds twenty five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time the Option is granted) for each calendar year in which such Option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations promulgated thereunder.

3.2Election to Participate; Payroll Deductions.

(a)An Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by properly completing a payroll deduction authorization and submitting it to the Company, in accordance with the enrollment procedures established by the Administrator, in its sole discretion.

(b)Subject to Section 3.1(b) hereof, by submitting a payroll deduction authorization, the Eligible Employee authorizes payroll deductions in an amount (i) equal to at least one percent (1%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than ten percent (10%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins); and (ii) that shall be expressed as a whole number percentage. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.

(c)During an Offering Period, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation, but only once during such Offering Period. To make such a change, the Participant must submit a new payroll deduction authorization authorizing the new rate of payroll deductions at least 10 calendar days before the Exercise Date for such Offering Period. For the avoidance of doubt, a Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.

(d)Notwithstanding the foregoing, upon the termination of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of the prior Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.

(e)No payroll deduction authorization shall become binding upon the Company until it has been accepted by the Administrator. Only the Administrator is authorized to accept payroll deduction authorizations and the actions of any person other than the Administrator (subject to the Committee’s right to delegate pursuant to Section 7.1(a) hereof) shall be of no effect. The Administrator shall have the right, in its sole discretion, to reject any payroll deduction authorization that (i) does not comply with the requirements of this Plan or the deadlines, forms or procedures developed by the Administrator, or (ii) is submitted by a person who is not an Eligible Employee or whose status as Eligible Employee is suspended or revoked. Such rejection may be effected by not making payroll deductions under this Plan or, if such deductions have been made, by returning, without interest, such amounts to the person for whose benefit such deductions were made. The rejection of a payroll deduction authorization for one or more Offering Periods shall not affect the ability or right of the Administrator to accept or reject a payroll deduction authorization for any subsequent Offering Period.
ARTICLE IV.
PURCHASE OF SHARES

4.1Grant of Option. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to adjustment in accordance with Sections 5.2 and 5.3 hereof and the limitations of Section 3.1(b) hereof, the number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than five hundred (500) shares of Common Stock. The Committee may, for future Offering Periods, increase or decrease, in its sole discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods. Each Option shall expire on the Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article VI hereof.

4.2Option Price. The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on the applicable Exercise Date for an Offering Period shall be equal to eighty five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on (a) the applicable Grant Date and (b) the applicable Exercise Date; provided that in no event shall the Option Price per share of Common Stock be less than the par value per share of the Common Stock.

4.3	Purchase of Shares.

(a)On the applicable Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised his or her Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, unless pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Offering Period in accordance with the prior sentence promptly shall be refunded to the applicable Participant without interest. For the avoidance of doubt, in no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Offering Period.

(b)As soon as practicable following the applicable Exercise Date, the number of shares of Common Stock purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Committee’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

(c)If the Company is prevented by applicable securities laws from selling stock as of any date, no purchase shall be made on such date and Options shall remain in effect unless withdrawn and the purchases shall occur as soon as practicable after the Administrator determines that restrictions preventing the sale of stock have been removed or otherwise cease to exist; provided, that such Options shall expire and may not be exercised after the expiration of the twenty-seven (27) month period starting on the Grant Date applicable to such Options.

4.4Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the option shall have no effect.

ARTICLE V.
PROVISIONS RELATING TO COMMON STOCK

5.1Common Stock Reserved. Subject to adjustment as provided in Section 5.3 hereof, a total of two hundred thousand (200,000) shares of Common Stock shall be made available for sale under the Plan as of the Effective Date. Shares of Common Stock made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, reacquired shares of Common Stock reserved for issuance under the Plan, or shares of Common Stock acquired on the open market.

5.2Restrictions on Sale. Any shares of Common Stock purchased under the Plan may not be sold, transferred, or otherwise disposed of by a Participant (or their legal representative or estate, as applicable) for the Restricted Period. The Administrator may, in its sole discretion, place additional restrictions on the sale or transfer of shares of Common Stock purchased under the Plan during any Offering Period (including the designation of a new Restricted Period) by notice to all Participants of the nature of such restrictions given in advance of the commencement of such Offering Period. Any certificate issued for shares of Common Stock or book entry evidencing shares of Common Stock pursuant to Section 7.13 hereof that are restricted, shall, in the sole discretion of the Administrator, contain a legend disclosing the nature and duration of the restriction (including a description of the Restricted Period). Any such restrictions and exceptions determined by the Administrator shall be applicable equally to all shares of Common Stock purchased during the Offering Period for which the restrictions are first applicable. In addition, the Restricted Period and such other restrictions and exceptions applicable to the Common Stock shall remain applicable during subsequent Offering Periods unless otherwise determined by the Administrator. If the Administrator should change or eliminate any restrictions for a subsequent Offering Period, notice of such action shall be given to all Participants, in such time and manner as the Administrator deems appropriate.

5.3Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Corporate Transaction.

(a)Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Sections 4.1 and 5.1 hereof.

(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten 10 business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.

(c)Corporate Transaction. In the event of the occurrence of a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code with respect to the Company, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.

5.4Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised would exceed the number of shares of Common Stock remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as the Administrator shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If the Plan is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash within thirty (30) calendar days after such Exercise Date, without any interest thereon.

5.5Rights as Stockholders. With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, shares of Common Stock have been delivered to the Participant or deposited in the designated brokerage account following exercise of his or her Option.
ARTICLE VI.
TERMINATION OF PARTICIPATION

6.1Cessation of Contributions; Voluntary Withdrawal.

(a)A Participant may elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for the then-current Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may withdraw all, but not less than all, of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company (or its designee), in which case amounts credited to such Plan Account shall be returned to the Participant in one (1) lump-sum payment in cash within thirty (30) calendar days after such election is received by the Company (or its designee), without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall automatically terminate. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and his or her Option to purchase under the Plan shall terminate. If a Participant withdraws from the Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Article III.

(b)A participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c)A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, he or she shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto pursuant to applicable law, within thirty (30) calendar days after such cessation of being an Eligible Employee, without any interest thereon.

ARTICLE VII.
GENERAL PROVISIONS

7.1Administration.

(a)The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the Administrator to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Committee for such function.

(b)It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)To establish Offering Periods;

(ii)To determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical);

(iii)To select Designated Subsidiaries in accordance with Section 7.2 hereof;

(iv)To develop such forms and procedures as the Administrator in its discretion deems necessary or helpful to the orderly administration of this Plan; and

(v)To construe and interpret the Plan, the terms of any Offering Period and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effect, subject to Section 423 of the Code and the regulations promulgated thereunder.

(c)The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee or the Administrator under the Plan.

(d)The Committee may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e)All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board, the Committee or the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board, the Committee and the Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.

(f)All communications from an Eligible Employee to the Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Administrator when actually received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt of such communications. The Administrator, in its sole discretion, may accept or reject communications not complying with the forms and procedures developed by the Administrator.

(g)In the event that payroll deductions are made or shares of Common Stock are purchased in error, the Administrator shall take such action as the Administrator in its sole discretion deems necessary or appropriate to correct such error as soon as practicable after the Administrator has knowledge of the error.

7.2Designation of Subsidiary Corporations. The Board or the Committee shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries that shall constitute Designated Subsidiaries. The Board or the Committee may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.

7.3Reports. Individual accounts shall be maintained by the Administrator for each Participant in the Plan. Statements of Plan Accounts shall be given by the Administrator to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent, or a Subsidiary or to affect the right of the Company, any Parent, or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5Amendment and Termination of the Plan.

(a)The Board or the Committee may, in its sole discretion, amend, suspend, or terminate the Plan at any time and for any reason; provided, however, that without approval of the Company’s stockholders given within twelve (12) months before or after action by the Board or the Committee, the Plan may not be amended to increase the maximum number of shares of Common Stock subject to the Plan or change the designation or class of Eligible Employees; and provided, further, that without approval of the Company’s stockholders, the Plan may not be amended in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

(b)In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, to the extent permitted under Section 423 of the Code, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii)shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii)allocating shares of Common Stock.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(c)If the Plan is terminated, the Administrator may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Exercise Date (which may, in the sole discretion of the Administrator, be accelerated). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

7.6Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose to the extent permitted by applicable law. No interest shall be paid to any Participant or credited under the Plan, except as otherwise required by law.

7.7Term; Approval by Stockholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further, that if such approval has not been obtained by the end of said twelve (12)-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.

7.8Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent, or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent, or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of Options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9Notice of Disposition of Shares. Each Participant shall give the Company prompt written notice of any disposition or other transfer of any shares of Common Stock, acquired pursuant to the exercise of an Option, if such disposition or transfer is made (a) within two (2) years after the applicable Grant Date or (b) within one (1) year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.10Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

7.11Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Georgia.

7.12Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.13	Conditions To Issuance of Shares.

(a)Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant, unless and until the Committee or the Administrator has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange, national market system, or automated quotation system on which the shares of Common Stock are listed or traded. In addition to the terms and conditions provided herein, the Committee or the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Committee or the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange, national market system, or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Administrator may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of

Common Stock (including the restrictions provided in Section 5.2 hereof).

(c)The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.14Equal Rights and Privileges. Except with respect to sub-plans designed to be outside the scope of Section 423 of the Code, all Eligible Employees shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code or the regulations promulgated thereunder so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or the regulations promulgated thereunder. Any provision of this Plan that is inconsistent with Section 423 of the Code or the regulations promulgated thereunder shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code or the regulations promulgated thereunder.

7.15Limitation on Liability. Neither the Company nor any affiliate or anyone acting on the behalf of the Company or an affiliate shall be responsible in whole or in part for any act done in good faith or any good faith omission to act. Without limiting the first sentence, such entities shall not be responsible for any prices at which shares of Stock are purchased or sold, the time at which any purchase or sale is made under this Plan, or the change in value of any class of stock of the Company.

7.16Plan Document Controls. In the event of any conflict between the provisions of this Plan and any other document or communication, this Plan shall control, and the conflicting provisions of such other document or communication shall be null and void ab initio.

7.17Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Aaron's, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 8, 2018.

Vote by Internet

- Go to **www.envisionreports.com/AAN**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all director nominees and FOR Proposals 2, 3 and 4.

1. Election of directors:

	For	Against	Abstain
01 - Kathy T. Betty	☐	☐	☐
02 - Douglas C. Curling	☐	☐	☐
03 - Cynthia N. Day	☐	☐	☐
04 - Curtis L. Doman	☐	☐	☐
05 - Walter G. Ehmer	☐	☐	☐
06 - Hubert L. Harris, Jr.	☐	☐	☐
07 - John W. Robinson, III	☐	☐	☐
08 - Ray M. Robinson	☐	☐	☐
09 - Robert H. Yanker	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. The full name of a corporation should be signed by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X 3 6 5 2 7 3 1

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Aaron's, Inc. COMMON STOCK

This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 9, 2018.

The undersigned shareholder of Aaron's, Inc. hereby constitutes and appoints John W. Robinson III, Steven A. Michaels and Robert W. Kamerschen, or any of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of common stock of Aaron's, Inc., at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on May 9, 2018, at 9:15 a.m., local time, and at any and all adjournments or postponements thereof as you have indicated with respect to the matters referred to on the reverse side of this proxy. If this card is signed and returned without voting instructions, you will be deemed to have instructed the abovementioned attorneys and proxies to vote your shares in accordance with the recommendations of the Company's Board of Directors listed below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE, "FOR" APPROVAL OF A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION, "FOR" APPROVAL OF THE AARON'S, INC. EMPLOYEE STOCK PURCHASE PLAN AND "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

Participants in any retirement plan of Aaron's, Inc. may vote their proportionate share of Company common stock held in the plan by signing and returning this card, or by voting electronically or by telephone. By doing so, you are instructing the trustee to vote all of your shares at the meeting, and at any and all adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side of this proxy. **If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote your shares in accordance with the recommendations of the Company's Board of Directors listed above.** If this card is not returned (and your shares are not otherwise voted electronically or by telephone) or if this card is returned unsigned, your shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 29, 2018, and the Proxy Statement furnished therewith.

It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of the Annual Meeting of Shareholders to the undersigned.

This proxy is revocable at or at any time prior to the Annual Meeting.

(Continued and to be dated and signed on reverse side)